UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 11, 2010

The 2010 annual meeting of shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Skirvin Hotel, Centennial Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma, on Friday, June 11, 2010 at 10:00 a.m., Central Daylight Savings Time, to consider and act upon the following matters:

1.	To elect three directors, two for a three-year term and one for a one-year term;

2.	To approve an amendment to our Long Term Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

4.	To consider six shareholder proposals, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Holders of record of the Company’s common stock at the close of business on April 15, 2010 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the meeting and at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the internet web site www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. IF YOU ARE UNABLE TO ATTEND, YOU MAY LISTEN TO A LIVE AUDIOCAST OF THE MEETING ON OUR WEBSITE AT www.chk.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Oklahoma City, Oklahoma

May 12, 2010

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on June 11, 2010:

This Proxy Statement and the Company’s Annual Report for 2009 are available at:

http://www.chk.com/proxy

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 11, 2010

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake” or the “Company”), for use at the annual meeting of shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and our annual report for the year ended December 31, 2009 (the “2009 Annual Report”) will be mailed on or about May 12, 2010 to shareholders of record as of April 15, 2010. Shareholders are referred to the 2009 Annual Report for information concerning the activities of the Company.

Who Can Vote

Only holders of record of Chesapeake common stock as of April 15, 2010, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 15, 2010, there were 651,908,743 shares of our common stock outstanding and 630,398,032 shares entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except unvested shares of restricted stock issued to our directors, employees and consultants do not have voting rights.

Establishing a Quorum

A majority of the shares of common stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to Vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a Chesapeake employee and you participate in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), you will receive a proxy via email so that you may instruct the trustee of the Plan how to vote your Plan shares. If you also hold shares directly, you may receive one proxy for both your Plan shares and shares in accounts that are registered in the same name as your Plan participant name. This single proxy will allow you to simultaneously vote all of your Plan and directly-held shares as one block. To allow sufficient time for the trustee to vote the Plan shares, your voting instructions must be received by 11:00 p.m. (CDST) on June 9, 2010.

Please note, however, that since you only vote one time for all shares you own directly and in the Plan, your vote on each voting item will be identical across all of those shares. If you do not vote your proxy, the trustee will vote the Plan shares credited to your Plan account in the same proportion as the Plan shares of other participants for which the trustee has received proper voting instruction.

Votes Needed

The election of the director nominees will be by plurality vote (that is, the three nominees receiving the greatest number of votes will be elected). You may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to approve the amendment to our Long Term Incentive Plan (provided that the total votes cast on this proposal represent over 50% of all shares of common stock outstanding), the ratification of our independent registered public accounting firm and, if properly presented at the meeting, the shareholder proposals.

How Votes Can Be Revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Corporate Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How Votes Are Counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the approval of the amendment to our Long Term Incentive Plan, FOR the ratification of our independent registered public accounting firm and AGAINST the shareholder proposals. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the ratification of our independent public accountants. Your broker is not empowered to vote your shares in the election of directors, on the proposal to approve the amendment to our Long Term Incentive Plan or shareholder proposals in the absence of specific instructions from you.

When the Voting Results Will Be Announced

We will announce preliminary voting results at the meeting and publish final results in a current report on Form 8-K within four business days after the meeting.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of $7,500, plus out-of-pocket expenses. In addition, employees and representatives of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or email communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2009 Annual Report are available at www.chk.com/proxy. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. Once you register, any time we distribute materials or communications to our shareholders, you will receive an email notification containing an internet address which will direct you to these documents. You will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

Based on Securities and Exchange Commission rules, we are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us by email at investorinfo@chk.com, by telephone at (405) 935-8000 or in writing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154.

If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at eight, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting.

The Board of Directors has nominated Frank Keating, Merrill A. Miller, Jr. and Frederick B. Whittemore for re-election as directors. Upon election, Governor Keating and Mr. Miller will serve for terms expiring at the 2013 annual meeting of shareholders and until their successors are elected and qualified. Due to the mandatory retirement age policy of our Board of Directors, Mr. Whittemore will serve for a term expiring at the 2011 annual meeting of shareholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at either the 2011 or 2012 annual meeting of shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the three nominees. The Board of Directors expects that all of the nominees will be available for election but, in the event that any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting. Many of the Company’s directors are either current or former chief executive officers or chairmen of large corporations or have experience operating large, complex academic, governmental or not-for-profit institutions or organizations. As such and as further discussed below, our directors have a clear understanding of and extensive experience in many of the areas that are of critical importance to the Company’s proper operation and success. For the purpose of our analysis, we have determined that any director who has served as a chief executive officer or chairman of a major corporation or large complex institution generally has extensive experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, risk management, public affairs and legal matters.

Nominees for Terms Expiring in 2013

Frank Keating, 66, has been a director of the Company since 2003. Governor Keating has been the President and Chief Executive Officer of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981, Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985, he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating is an advisory director of Stewart Information Services Corporation (NYSE:STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Through his service as Governor, Senator and a member of the House of Representatives of Oklahoma, senior-level U.S. government appointments, and other appointments and positions, Governor Keating has valuable experience and knowledge regarding many of the major issues we face as a publicly-traded energy company. He has extensive experience with national and state energy policy and other public policy matters. Governor Keating’s other board and management positions have given him exposure to different industries, approaches to governance and other key issues. Additionally, Governor Keating gained specific, first-hand knowledge of the energy industry and management of energy assets through management of his family’s oil and gas interests.

Merrill A. Miller, Jr., 59, has been a director of the Company since January 2007 and our lead independent director since March 2010. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined National Oilwell in 1996 as Vice President of Marketing, Drilling Systems and was promoted in 1997 to President of the company’s products and technology group. In 2000, he was named President and Chief Operating Officer, in 2001 was elected President and Chief Executive Officer and in 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company (NYSE:HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Mr. Miller has 30 years of management and executive experience in the oil and gas equipment and service industry. As a result of his positions as Chairman, President and Chief Executive Officer of National Oilwell Varco and various other executive, financial and management positions, Mr. Miller has valuable experience in managing many of the major issues that we deal with regularly, such as financial, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations. Additionally, in Mr. Miller’s current position with National Oilwell Varco, he has particularly valuable insight into issues affecting the global energy environment including global energy supply and demand and trends affecting oilfield service costs both globally and domestically. Mr. Miller also has extensive financial and accounting expertise and is one of our Audit Committee financial experts.

Nominee for Term Expiring in 2011

Frederick B. Whittemore, 79, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

Over his long career in the financial services industry, Mr. Whittemore has developed invaluable insight into economic, political and capital markets trends. As one of our founding directors, Mr. Whittemore knows our Company’s history and was one of our earliest investors, pre-dating the initial public offering of our common stock. Mr. Whittemore brings to our Board extensive investment advisory, financial and capital markets expertise, as well as experience analyzing the risks and business strategy of energy companies.

Directors Whose Terms Expire in 2011

Aubrey K. McClendon, 50, has served as Chairman of the Board and Chief Executive Officer since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and natural gas. Mr. McClendon graduated from Duke University in 1981.

As our co-founder, Chairman and CEO, Mr. McClendon sets the strategic direction of our Company with the guidance of the Board and serves as the Company’s spokesman to its shareholders and other constituencies. He has extensive knowledge and experience in the energy industry gained initially from acquiring natural gas and oil leases as an independent landman in the 1980s and then through his hands-on management of our Company over the past 21 years. Mr. McClendon is highly regarded in the industry as a “champion” for natural gas and has been instrumental in the formulation and promotion of national and local initiatives that promote the potential and reality of clean, abundant, affordable, American natural gas as the best solution for our nation’s future energy needs.

Don Nickles, 61, has been a member of our Board of Directors since January 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington, D.C. Senator Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City, Oklahoma, becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas, Washington Mutual Investors Fund (WMIF), American Funds Tax Exempt Series 1 (AFTES-1) and JP Morgan Value Opportunities Fund (JPMVOF). Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Senator Nickles’ 24 years of service as a U.S. Senator, including his chairmanship of the Senate Budget Committee as well as service on the Energy and Natural Resources Committee and the Finance Committee, have given him valuable experience and perspective on many of the major issues we face as a publicly-traded energy company and tremendous insight into past and potential international, national and state energy policy and other public policy and taxation issues. Additionally, his service on Valero’s board of directors has given him valuable exposure to the downstream energy sector and domestic energy supply and demand.

Directors Whose Terms Expire in 2012

Richard K. Davidson, 68, has been a member of our Board of Directors since March 2006. Mr. Davidson served as Chairman of the Board of Directors of Union Pacific Corporation (NYSE:UNP) from 1997 until February 2007 and as its Chief Executive Officer from 1997 until February 2006. He started his railroad career in 1960 with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads. He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997. Mr. Davidson is currently a member of the board of advisors of Thayer/Hidden Creek, a private equity firm headquartered in Washington, D.C., and past member of the Horatio Alger Association of Distinguished Americans. He formerly served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

Mr. Davidson’s career with Union Pacific, a large industrial company that consumes and transports energy (among many other commodities and goods), provides particularly valuable insight into the needs and concerns of large industrial energy consumers including their sensitivity to energy prices and the manner in which such consumers manage their exposure to volatility in energy prices. Additionally, due to Mr. Davidson’s experience as Chairman and Chief Executive Officer of Union Pacific and through his various other executive, financial and management positions, Mr. Davidson has valuable experience in managing many of the major issues, such as financial, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations, that we deal with regularly.

V. Burns Hargis, 64, has been a member of our Board of Directors since September 2008. Mr. Hargis has been the President of Oklahoma State University since March 2008. Before being named OSU President, Mr. Hargis was Vice Chairman of BOK Financial Corporation (NASDAQ:BOKF) from 1997 to 2008 and is currently a director of BOK, a financial holding company based in Tulsa, Oklahoma. Before joining BOK, he practiced law in Oklahoma City for 28 years, most recently with the firm of McAfee & Taft. In 1967, Mr. Hargis entered the United States Army as a Commissioned 2nd Lieutenant, Military Intelligence, and was honorably discharged as a Captain, U.S. Army Reserves, Finance Corps in 1977. Mr. Hargis is a former President of the Oklahoma County Bar Association, former President of the Oklahoma Bar Foundation and is a Fellow of the American Bar Foundation. Mr. Hargis previously served as Vice-Chairman of the Oklahoma State Election Board, the Oklahoma Constitutional Revision Commission, Chairman of the Oklahoma Commission for Human Services, Chairman of the Board of Regents for the Oklahoma Agricultural and Mechanical Colleges of Oklahoma State University and a member of the Commission of the North Central Association of Colleges and Schools. Mr. Hargis graduated from Oklahoma State University in 1967 with a degree in Accounting and from the University of Oklahoma College of Law in 1970.

Mr. Hargis’ extensive public service in Oklahoma and his expertise in corporate law and public policy are invaluable to our Board. Additionally, Mr. Hargis’ financial and banking experience is particularly relevant to his service on our Audit Committee and qualifies him as an Audit Committee financial expert. Under Mr. Hargis’ leadership, Oklahoma State University has developed many innovative ways to manage its system-wide energy consumption, including the conversion of its vehicle fleet to compressed natural gas (CNG) and is recognized as an “ENERGY STAR Partner” by ENERGY STAR, a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy, for its strategic approach to energy management. In addition, Mr. Hargis’ career in the legal profession brings considerable benefit to the Company as it addresses the various legal proceedings that companies the size of Chesapeake routinely face.

Charles T. Maxwell, 78, has been a director of the Company since 2002. Mr. Maxwell has been a Senior Energy Analyst with Weeden & Co., an institutional brokerage firm located in Greenwich, Connecticut, from late 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for eleven years in the U.S., Europe, the Middle East and Africa. In 1968, Mr. Maxwell joined Cyrus J. Lawrence, an institutional research and brokerage firm, as an oil analyst. He was ranked by Institutional Investor Magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of Cyrus J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of American DG Energy Inc., a provider of on-site electric power through cogeneration, based in Waltham, Massachusetts. He is also a director of Daleco Resources Corporation (DLOV.OB), a minerals and oil and gas exploration and production company located in West Chester, Pennsylvania; and Lescarden, Inc. (LCAR.OB), a biotechnology company in New York. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Mr. Maxwell’s distinguished career in the energy industry and as an energy analyst provides the Board with helpful perspective on global energy markets, potential OPEC decisions and initiatives and macro-economic trends affecting the energy industry in general. Mr. Maxwell has long been considered one of the foremost energy experts in the industry, and the Company has benefited from his deep insights into Middle Eastern politics and socioeconomic trends over the years. In addition, Mr. Maxwell frequently provides information about the possible future direction of natural gas and oil prices, which has been helpful to the Company in executing its highly successful natural gas and oil hedging program.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About”.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About”. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment within four business days of Audit Committee approval.

Communications to the Board

The Company has established a Director Access Line whereby shareholders and other interested parties wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-866-291-3401. Alternatively, shareholders and other interested parties can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Corporate Secretary. Depending upon the subject matter of the communication, the Corporate Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the non-employee directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic, such as a commercial solicitation.

A copy of each communication and any disposition of non substantive communications since the prior quarterly Board meeting is provided to the directors at each regular quarterly meeting of the Board.

Board Independence

In 2010, the Board, through its Nominating and Corporate Governance Committee, evaluated the independence of each director in accordance with the NYSE’s corporate governance listing standards, a portion of which are posted on the Company’s website at www.chk.com in the Corporate Governance section under “About”. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his immediate family, including those transactions disclosed on page 51 under “Transactions with Related Persons”. Based on this review, the Committee affirmatively determined that all directors other than Mr. McClendon, due to his employment with the Company, are independent.

In assessing director independence, the Committee considered the business the Company conducted in 2007, 2008 and 2009, including payments made by the Company to National Oilwell Varco, Inc. (NOV), for which Mr. Miller serves as Chairman, President and Chief Executive Officer, and payments made by the Company to BOK Financial Corporation (BOK), for which Mr. Hargis served as Vice Chairman until March 2008 and since then has served as a director. The Company’s business transactions with NOV and BOK were all conducted in the ordinary course of business. Payments made to NOV represented approximately 1% of NOV’s gross revenues during each of the last three years, well below the NYSE’s 2% of gross revenues threshold, and the Company’s payments to BOK were nominal during the review period. The Committee also considered transactions and relationships with Oklahoma State University, for which Mr. Hargis has served as President since March 2008, including contributions and support for scholarships and faculty chair endowment, university athletics and various sponsorships and training programs. The Committee specifically considered the employment by the Company of Governor Keating’s son and daughter-in-law during 2009 in non-executive positions. The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of any of the affected directors.

Board Leadership Structure

Mr. Aubrey K. McClendon currently serves as Chairman of the Board of Directors and as Chief Executive Officer of the Company. This arrangement has proven effective for the Company in the past and the Board believes it will continue to best serve the interests of the Company and its shareholders in the future.

The Board of Directors believes that no single organizational structure is best and most effective in all circumstances. Accordingly, the Board retains the flexibility to determine the organizational structure that best enables the Company to confront the challenges and risks it faces. In determining that the current organizational structure best serves the interests of the Company and its shareholders, the Board considers several factors to be compelling. First, as one of the Company’s founders, Mr. McClendon brings unparalleled knowledge and experience, as well as an intimate understanding of the Company’s operations and culture, to the roles of Chairman and CEO. Second, Mr. McClendon has historically led Board meetings in his capacity as Chairman and, as the only member of management on the Board, is uniquely qualified to lead discussions concerning the Company’s strategic initiatives and goals. Accordingly, the Board believes that consolidating these positions in Mr. McClendon most effectively coalesces the leadership and advisory roles of the Board with the strategic and operational expertise of the Company’s management team.

The Company is committed to strong corporate governance. As discussed under “Board Independence” above, except for the Chairman, all members of the Board of Directors are independent. Recently, the Board of Directors appointed Mr. Miller as the lead independent director of the Board. As lead independent director, Mr. Miller’s duties include the following:

•	Chair any meeting of the Board at which the Chairman is not present, including executive sessions of the non-management directors.

•	May call meetings of the non-management directors.

•	Serve as a liaison between the non-management directors and the Chairman.

•

Along with the Chairman, approve: (a) the agenda for Board meetings; (b) the information sent to the Board for such meetings; and (c) the schedule for such meetings to assure there is sufficient time for discussion of the items included on the agenda.

•	Be available for consultation and direct communication with major shareholders on a reasonable basis.

In sum, the Board has determined that vesting the positions of Chairman and CEO in Mr. McClendon in conjunction with a lead independent director provides unified leadership and vision for the Company while retaining strong corporate governance standards. The Board will review its leadership structure annually and when a new CEO is appointed.

Executive Sessions

Non-employee directors meet regularly in executive session, including after each scheduled quarterly Board meeting.

Board Role in Risk Oversight

It is management’s responsibility, subject to the oversight of the Board of Directors, to monitor and, to the extent possible, mitigate the negative impact of uncertainty in the business environment on our operations and our financial objectives. The Company maintains an enterprise risk management (“ERM”) program overseen by its Vice President of Risk Management, who reports directly to the Senior Vice President, Treasurer and Corporate Secretary. Significant risks and the possible approaches to mitigate such risk are reviewed by senior management at periodic meetings and presented to the Board or one of its three committees (Audit, Compensation and Nominating and Corporate Governance) to assess the impact on our strategic objectives and risk tolerance levels. The Company’s internal audit group has access to ERM meetings to add perspective and insight regarding potential risks facing the Company.

A significant portion of the Board’s oversight of the risks facing the Company is initially addressed by the Board’s independent committees. The Audit Committee, in addition to overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements, is primarily responsible for overseeing the ERM process which oversight includes regular meetings with the internal audit group and the Company’s independent auditors. The Nominating and Corporate Governance Committee oversees Board composition, leadership structures and corporate governance matters. As described below, the Compensation Committee considers the impact of risks faced by the Company as part of its oversight of our compensation program and its impact on management retention, development and succession. A number of other processes at the Board level support our risk management effort, including Board reviews of our long-term strategic plans, capital budget and certain capital projects, hedging policy, significant acquisitions and divestitures, capital markets transactions and the delegation of authority to our management.

Our Compensation Committee and Employee Compensation and Benefits Committee do not believe our compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•

Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•

We utilize restricted stock grants, rather than stock options, as variable compensation in recognition of employee and corporate performance. Our restricted stock awards typically vest over four years, which discourages short-term risk taking.

•	Our stock ownership guidelines encourage a long-term perspective by our executives.

•	Our compensation programs have been in place for many years and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our compensation programs regardless of business unit, which encourages consistent behavior across the Company.

Corporate Governance Impact on Board Structure

We recognize shareholders are increasingly focused on corporate governance, including a number of popular proposals that have received significant exposure in the media. In addition, many institutional shareholders have started separating the evaluation of companies’ governance structures from the evaluation of the investment value. The Company has historically maintained a strong dialogue with our shareholders because we believe it facilitates better understanding on both sides of the relationship. In this new environment we continue to work on expanding and strengthening that dialogue.

The Board is committed to implementing the best corporate governance practices for our shareholders but also believes that multiple wholesale changes to the structure of the Board are inappropriate since the interplay of such multiple changes could adversely impact the operation of the Board. After careful consideration of the various alternatives, consultation with various governance advisors and discussions with several of our shareholders, the non-management directors decided to appoint a lead independent director for our Board. The lead independent director’s duties are disclosed on the Company’s website and discussed on page 9 of this proxy statement.

At the Company’s 2009 Annual Meeting, shareholder proposals that recommended annual elections for all of our directors and majority voting in those director elections received majority votes from our shareholders. The Company and our Board take seriously shareholder proposals, especially proposals that receive majority votes from our shareholders. As a result, over the past year our independent Nominating and Corporate Governance Committee and the Board have consulted with outside experts and actively considered the proposals. The Board believes strongly that it is not advisable, in light of the unique circumstances of our industry, to adopt majority voting or to declassify our Board. The oil and natural gas industry is highly cyclical due to short term volatility in commodity prices, which are outside our control. For a number of reasons (some apparent and some not apparent) the volatility in energy prices is magnified in the stock price for independent exploration and production companies, such as us. The Board believes that the resulting cyclical nature of our business exposes independent exploration and production companies, more so than companies not operating in extractive industries, to short-term opportunism that arises from the divergence between the shorter term focus of the stock market and the longer term focus of industry participants. The Board believes the risks from implementing these proposals far outweigh any benefits and that implementing these proposals would be detrimental to the long-term interests of the Company and its constituencies. For these reasons, the Board has decided to implement neither annual elections nor a majority voting standard.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2009, the Board of Directors held four meetings in person and six meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 80% of the Board and committee meetings held while serving as a director or committee member in 2009. The Company expects the directors to attend annual meetings of shareholders. All of the Company’s directors attended the 2009 annual meeting of shareholders.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation program and overseeing the implementation of the Company’s compensation system for its executives. The Committee’s objective is to develop an executive compensation system that encourages both short-term and long-term performance aligned with shareholders’ interests and is competitive with the Company’s peers.

Messrs. Whittemore and Maxwell and Governor Keating serve on the Compensation Committee. During 2009, the Compensation Committee held three meetings in person and three meetings by telephone conference. Messrs. Whittemore and Maxwell and Governor Keating are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About”.

The Compensation Committee has delegated primary authority for the administration of the Company’s compensation program with respect to all employees who are not executive officers to the Employee Compensation and Benefits Committee (“ECBC”). The ECBC is chaired by Mr. McClendon, our chairman and chief executive officer, and further consists of our executive vice president—chief financial officer, executive vice president—chief operating officer, senior vice president—human and corporate resources, senior vice president—general counsel, senior vice president—treasurer and corporate secretary, vice president—compensation and benefits and vice president—human resources. For purposes of granting equity compensation to employees who are not executive officers, the ECBC consists of Mr. McClendon and all other members of the ECBC act in an advisory capacity only. The ECBC held four meetings during 2009.

Director Compensation. The full Board, rather than the Compensation Committee, is responsible for establishing and approving director cash compensation. The Board analyzes its director compensation package on an annual basis at the Board’s meeting in March of each year. Adjustments to director compensation are subsequently considered and approved by the Board at its meeting in June. Cash compensation adjustments approved by the Board in June are effective July 1 and annual restricted stock awards to directors are approved by the Compensation Committee at its June meeting.

Employee Compensation. We review the cash and equity compensation for substantially all of the Company’s employees, including executive officers, on a semi-annual basis, in June and December. With respect to the June compensation review, salary adjustments are effective July 1, cash bonuses are normally paid prior to the last business day in July and restricted stock is normally awarded on the first trading day of July. With respect to the December compensation review, salary adjustments are effective on January 1 of the following year, cash bonuses are normally paid prior to the last business day in January and restricted stock is normally awarded on the first trading day of January. Certain employees of our drilling and service operations subsidiaries (approximately 2,300 employees) do not receive equity compensation other than through 401(k) plan matches. Our union employees (approximately 150 employees) receive cash compensation in accordance with the offer we implemented following the expiration of the union’s collective bargaining agreement in 2007 and do not receive equity compensation. The Compensation Committee and the ECBC may review the compensation of the Company’s employees and senior management, including executive officers, at various times during the year, other than in connection with the regular June and December compensation reviews, if we determine such a review is necessary or appropriate.

Executive Officer Compensation. Messrs. McClendon, Rowland and Dixon are responsible for analyzing, developing and recommending base salary adjustments, cash bonuses and restricted stock awards with respect to the executive officers, including themselves, for review, discussion and approval by the Compensation Committee at its regularly scheduled meetings in June and December of each year.

Senior Management Compensation. Messrs. McClendon, Rowland and Dixon, collectively representing the ECBC, are responsible for developing and approving base salary adjustments, cash bonuses and restricted stock awards for employees representing the Company’s senior management team. These employees include senior vice presidents, vice presidents and our other management-level employees.

All Other Employee Compensation. The Company’s human resources department coordinates the semi-annual compensation review process for all other employees through an automated program that allows supervisors to provide performance assessments and to propose compensation adjustments for their subordinates. Each supervisor’s performance assessments and compensation proposals are sequentially reviewed, adjusted, approved and forwarded upward through the organization. The human resources department then aggregates the data by department and each department head meets with Messrs. McClendon, Rowland and Dixon, representing the ECBC, for final discussion, adjustment and approval of base salary, cash bonuses and restricted stock awards with respect to all employees under the department head. Additionally, compensation adjustments for employees who are members of an executive officer’s or director’s immediate family are submitted by the ECBC to the Compensation Committee for review and approval along with executive officer compensation. Governor Keating recused himself with respect to decisions regarding the compensation of his son and daughter-in-law.

Internal Pay Equity and Tally Sheets. In performing semi-annual reviews of executive compensation, the Compensation Committee reviews a spreadsheet showing “internal pay equity” within the senior management group. This spreadsheet shows the base salary, cash bonus and equity compensation for our senior management levels (including the CEO, executive vice presidents, senior vice presidents, vice presidents and our other management-level employees) for the prior three years. Additionally, the Committee reviews tally sheets prepared by management which aggregate all components of cash, non-cash and equity compensation, calculates estimates of compensation payments due under various termination scenarios and estimates wealth accumulation over time from equity compensation at various stock prices.

Compensation Consultants. Neither the Compensation Committee nor the ECBC employs the services of compensation consultants in determining or recommending executive officer and director compensation.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the

Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee. PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent auditor during 2009 and was appointed by the Audit Committee to serve in that capacity for 2010, and we are seeking ratification of such appointment by the Company’s shareholders at the meeting. See Voting Item 3 on page 62.

Messrs. Davidson, Hargis and Miller served on the Audit Committee in 2009. Breene M. Kerr served on and chaired the Audit Committee until his retirement from the Board in June 2009. Mr. Hargis is the Audit Committee’s current chairman. The Committee held eight meetings during 2009. Messrs. Davidson, Hargis and Miller are all independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards and Messrs. Hargis and Miller are designated by the Board as “audit committee financial experts”, as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Davidson, Hargis and Miller, please refer to their respective biographies on pages 5, 6 and 7. The full text of the Committee’s charter is available on the Company’s website at www.chk.com in the Corporate Governance section under “About”.

Audit Committee Report

In connection with fulfilling its responsibilities under the Audit Committee charter, the Committee met with management and PwC, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2009. The Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

V. Burns Hargis, Chairman

Richard K. Davidson

Merrill A. Miller, Jr.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under the “Nominating and Corporate Governance Committee Report” below. Mr. Whittemore, Governor Keating and Senator Nickles served on the Nominating and Corporate Governance Committee in 2009. The Nominating and Corporate Governance Committee met once in 2009. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com in the Corporate Governance section under “About”.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the diversity of skills and experience among the current Board and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is challenging to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, that would potentially be willing to serve as a director on the Board at some future time. We may also use our network of contacts, or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors, in an effort to achieve diversity of skills and experience among our directors, in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, we will recommend to the Board a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, we will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

We will consider candidates recommended by a shareholder and such recommendations will receive the same consideration that the Committee’s candidates receive.

Members of the Nominating and Corporate Governance Committee:

Frank Keating, Chairman

Don Nickles

Frederick B. Whittemore

2009 Directors’ Compensation

Non-employee director compensation was not changed in 2009 and continues to consist of (i) an annual retainer of $55,000, payable in quarterly installments of $13,750; (ii) $15,000 and $3,500 payable for each board meeting attended in person and telephonically, respectively, not to exceed $110,000 per year; and (iii) an annual grant of 12,500 shares of restricted stock, 25% of which vests immediately upon award and the remaining 75% of which vests ratably over the three years following the date of award. The annual grant of restricted stock is made from our Long Term Incentive Plan (see page 54, “Voting Item 2—Proposal to Amend Long Term Incentive Plan”). In 2009, the annual award was made on June 15, 2009. No additional compensation is paid to directors for participating on or chairing a Board committee. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

To best align the Board’s and shareholders’ interests, the Board focuses on the number of shares awarded annually to directors rather than the grant date fair value of such awards. The Board believes the value of restricted stock upon vesting, which cannot be predicted at the time an award is made, is a better measure of value of compensation to the director than the grant date fair value of an award. Due to this focus on the number of shares awarded annually, our annual proxy statement disclosures of non-employee director equity compensation may fluctuate from year to year based on the SEC’s requirement to disclose the value of such awards based on the grant date fair value when, instead, the Board decided to hold non-employee director compensation flat by awarding the same number of shares to each non-employee director as was awarded in the prior year. Based on the grant date fair value of our non-employee director restricted stock awards in 2008 and 2009, our non-employee directors’ equity compensation decreased by approximately $555,000 for each non-employee director since the same number of shares were awarded each year.

Directors are eligible to defer any or all of their annual retainers and/or meeting fees through the Company’s deferred compensation plan on a tax-favored basis. Deferrals into the plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2009 on page 49 for more information about the plan. In addition, the Company has established a guideline for non-employee directors to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are generally given one year from the date of appointment to comply with this stock ownership guideline. Failure to comply with this guideline or potential deferrals of the guideline due to hardship are addressed on a case by case basis by the Board.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our directors are provided access to fractionally-owned company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the director associated with the taxable compensation attributable to the spouse/family member travel. In addition, each non-employee director is entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to 40 hours of flight time per calendar year in North America, the Caribbean and Mexico. We apply the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our directors’ personal usage of fractionally-owned company aircraft.

The following table sets forth the compensation earned by our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Richard K. Davidson	$136,000	$287,250	$—	$142,350	$565,600
V. Burns Hargis	136,000	287,250	—	119,516	542,766
Frank Keating(d)	117,500	287,250	—	125,988	530,738
Breene M. Kerr(e)	71,500	—	—	640,834	712,334
Charles T. Maxwell	129,000	287,250	—	1,232	417,482
Merrill A. Miller, Jr.	129,000	287,250	—	107,522	523,772
Don Nickles	136,000	287,250	—	131,437	554,687
Frederick B. Whittemore	136,000	287,250	—	52,376	475,626

(a)	Reflects the aggregate grant date fair value of 2009 restricted stock awards computed in accordance with applicable financial accounting standards. On June 15, 2009, each of the non-employee directors received an award of 12,500 shares of restricted stock. As of December 31, 2009, the aggregate number of shares of unvested restricted stock held by each of the non-employee directors, except Mr. Hargis, was 18,750 shares. As of December 31, 2009, Mr. Hargis held 9,375 shares of unvested restricted stock.

(b)	The Company granted no stock options in 2007, 2008 or 2009. As of December 31, 2009, the aggregate numbers of shares of common stock subject to stock options held by each of the non-employee directors were as follows: Mr. Maxwell, 120,000 shares; Senator Nickles, 25,000 shares; and Mr. Whittemore, 72,500 shares. As of December 31, 2009, Messrs. Davidson, Hargis and Miller and Governor Keating held no stock options.

(c)	Reflects personal use of fractionally-owned company aircraft, including gross-up payments for taxes incurred when family members accompany non-employee directors to attend Company meetings and activities at the request of the Company in the amount of $2,165 for Mr. Davidson, $4,029 for Mr. Hargis, $2,198 for Governor Keating, $1,232 for Mr. Maxwell, $1,524 for Mr. Miller, and $1,589 for Senator Nickles. The value of the personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips. For Mr. Kerr, this amount also reflects an award of 2,500 shares that was granted to Mr. Kerr on June 15, 2009 with a grant date fair value of $57,450 as compensation for Mr. Kerr’s director emeritus service to the Company for the year following his retirement as a director. The amount for Mr. Kerr also includes $447,000, which represents the fair value as of June 12, 2009 of 18,750 shares of restricted stock previously awarded to him. Mr. Kerr was one of our founding directors, and in recognition of his service as a director for 16 years, the Company accelerated the vesting of his restricted stock upon his retirement.

(d)	Governor Keating deferred 100% of his 2009 cash retainer and meeting fees into the Deferred Compensation Plan. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2009 on page 49 for more information about the Deferred Compensation Plan.

(e)	Mr. Kerr retired as a director at the conclusion of the annual meeting in June 2009 and continues to serve as a director emeritus.

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company as of the record date.

Marcus C. Rowland, 57, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President—Finance from 1993 until 1997. From 1990 until he joined the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own natural gas and oil company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Steven C. Dixon, 51, has been Executive Vice President—Operations and Geosciences and Chief Operating Officer since February 2010. Mr. Dixon served as Executive Vice President—Operations and Chief Operating Officer from February 2006 to February 2010 and as Senior Vice President—Production from 1995 to February 2006. He also served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Douglas J. Jacobson, 56, has been Executive Vice President—Acquisitions and Divestitures since April 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to March 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

Martha A. Burger, 57, has served as Senior Vice President—Human and Corporate Resources since March 2007. Ms. Burger’s prior positions with the Company included the following: Treasurer from 1995 to March 2007, Senior Vice President—Human Resources from 2000 to March 2007, Vice President—Human Resources from 1998 to 2000, Human Resources Manager from 1996 to 1998, Corporate Secretary from 1999 to 2000, and various accounting positions with the Company, including Assistant Controller—Operations, from 1994 to 1995. Ms. Burger was employed by Hadson Corporation as Assistant Treasurer from 1989 to 1993 and served as Vice President and Controller of Hadson Corporation from 1993 to 1994. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood, 49, was appointed General Counsel in April 2006, and has served as Senior Vice President—Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Michael A. Johnson, 44, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Jennifer M. Grigsby, 41, has served as Senior Vice President and Treasurer since March 2007 and as Corporate Secretary since 2000. She served as Vice President from April 2006 to March 2007 and as Assistant Treasurer from 1998 to March 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Other Officers

Jeffrey A. Fisher, 50, has been Senior Vice President—Production since February 2006. He was Vice President—Operations for Chesapeake’s Southern Division from July 2005 to February 2006 and served as Operations Manager from 2003 to July 2005. Prior to joining Chesapeake, Mr. Fisher held the position of Asset Manager for BP from 2000 to 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and managerial positions in the exploration, production and midstream business segments of ARCO until 1993. Mr. Fisher serves on the Oklahoma State University Advisory Board for the College of Engineering, Architecture & Technology and is a member of the Society of Petroleum Engineers. Mr. Fisher graduated from Oklahoma State University in 1983.

James C. Johnson, 52, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of the Company, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

Stephen W. Miller, 53, has served as Senior Vice President—Drilling since 2001. He served as Vice President—Drilling from 1996 to 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley, 41, has been Senior Vice President—Investor Relations and Research since February 2006 and was Vice President—Investor Relations and Research from May 2005 to February

2006. From 2002 to May 2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

Thomas S. Price, Jr., 58, has served as Senior Vice President—Corporate Development and Government Relations since April 2005. He was Senior Vice President—Investor and Government Relations from April 2003 to April 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is on the executive committee of the New Mexico Oil and Gas Association and a board member of the Oklahoma Independent Petroleum Association. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

J. Mike Stice, 51, was appointed Chief Executive Officer of Chesapeake Midstream Partners, LLC, a joint venture company owned 50/50 by the Company and Global Infrastructure Partners, a New York-based private equity fund focused on infrastructure investing, in September 2009 and has served as Senior Vice President—Natural Gas Projects of the Company and President and Chief Operating Officer of Chesapeake Midstream Development, L.P. a wholly-owned subsidiary of the Company, since November 2008. Prior to joining Chesapeake, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice graduated from the University of Oklahoma in 1981 and from Stanford University in 1995.

Cathlyn L. Tompkins, 48, was appointed Senior Vice President—Information Technology and Chief Information Officer in January 2006. Ms. Tompkins served as Vice President—Information Technology from July 2005 to January 2006. Prior to joining Chesapeake in 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

Retired Officers

J. Mark Lester retired from the Company on January 31, 2010. Mr. Lester served as Executive Vice President—Exploration from April 2006 to January 2010. He served as Senior Vice President—Exploration from 1995 to March 2006 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Tom L. Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and 1977. Mr. Lester has agreed to serve as a consultant for the company focusing on developing new geological play types.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the record date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	76,534,039		—		76,534,039	(a)	11.7%
FMR LLC. 82 Devonshire Street Boston, MA 02109	50,466,058		5,064,073	(b)	55,530,131	(b)	8.5%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	37,268,428		—		37,268,428	(c)	5.7%
Aubrey K. McClendon	899,951	(d)	—		899,951		(1)
Steven C. Dixon	335,129	(e)(f)	175,000	(g)	510,129		(1)
Douglas J. Jacobson	354,293	(e)	10,000	(g)	364,293		(1)
J. Mark Lester	319,583	(e)(h)	—		319,583		(1)
Frederick B. Whittemore	232,290	(i)	72,500	(g)	304,790		(1)
Charles T. Maxwell	37,750	(j)	120,000	(g)	157,750		(1)
Richard K. Davidson	91,250		—		91,250		(1)
Marcus C. Rowland	80,565	(e)	—		80,565		(1)
Don Nickles	46,275		25,000	(g)	71,275		(1)
Merrill A. Miller, Jr.	43,750		—		43,750		(1)
Frank Keating	30,000		—		30,000		(1)
V. Burns Hargis	16,125		—		16,125		(1)
All directors and executive officers as a group	2,909,982		567,550	(g)	3,477,532		0.53%

(1)	Less than 1%.

(a)	This information is as of December 31, 2009, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 5, 2010. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 42,949,799 shares; (ii) shared power to vote or direct the vote of 25,596,576 shares with Longleaf Partners Funds Trust; (iii) no power to vote 7,987,664 shares; (iv) sole power to dispose or to direct the disposition of 50,937,463 shares; and (v) shared power to dispose or to direct the disposition of 25,596,576 shares with Longleaf Partners Funds Trust.

(b)

This information is as of December 31, 2009, as reported in a Schedule 13G/A filed jointly by FMR LLC (“FMR”), Edward C. Johnson 3d (“Johnson”) and Fidelity Management & Research Company (“Fidelity”) on February 16, 2010. The Schedule 13G/A reports that Johnson and FMR each has sole power to dispose of or to direct the disposition of 55,530,131 shares and that FMR has sole power to vote or direct the voting of 6,344,839 shares, as follows: (i) Johnson and FMR, through its control of Fidelity, a wholly owned subsidiary of FMR, each has sole power to dispose of the 49,029,779 shares owned by the funds that Fidelity advises; (ii) FMR beneficially owns 13,168 shares through Strategic Advisers, Inc., its wholly owned subsidiary; (iii) Johnson and FMR, through its control of Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR (“PGALLC”), each has sole power to vote or to direct the vote of and to dispose of 1,240,508 shares owned by the institutional accounts or funds advised by PGALLC; (iv) Johnson and FMR, through its control of Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR (“PGATC”), each has sole dispositive power over 1,387,589 shares and sole power to vote or to direct the voting of 1,329,326 shares owned by the institutional accounts managed by PGATC; and (v) FIL Limited (“FIL”), whose Chairman is Johnson, has sole power to vote or to direct the vote of 3,761,487 shares, sole dispositive power over 3,859,087 shares and no power to vote or direct the voting of 97,600 shares held by the international funds that FIL advises. Shares reported include beneficial ownership by the following entities: Fidelity Management & Research Company (49,029,779 shares, including share equivalents of 174,729 shares of common stock issuable upon conversion of 77,000 shares of 4.5% convertible preferred stock; share equivalents of 535,734 shares of common stock issuable upon conversion of $20.875 million principal amount of 2.75% convertible senior notes due 2035; share equivalents of 3,168,944 shares of common stock issuable upon conversion of $163.171 million principal amount of 2.50% convertible senior notes due 2037; and share equivalents of 12,458 shares of common stock issuable upon conversion of $1.07 million principal amount of 2.25% convertible senior notes due 2038); Strategic Advisers, Inc. (13,168 shares); Pyramis Global Advisors, LLC (1,240,508 shares, including share equivalents of 127,756 shares of common stock issuable upon conversion of 56,300 shares of 4.5% convertible preferred stock; share equivalents of 134,967 shares of common stock issuable upon conversion of $5.259 million principal amount of 2.75% convertible senior notes due 2035; share equivalents of 173,313 shares of common stock issuable upon conversion of $8.924 million principal amount of 2.50% convertible senior notes due 2037; and share equivalents of 93,282 shares of common stock issuable upon conversion of $8.012 million principal amount of 2.25% convertible senior notes due 2038); Pyramis Global Advisors Trust Company (1,387,589 shares, including share equivalents of 5,219 shares of common stock issuable upon conversion of 2,300 shares of 4.5% convertible preferred stock; share equivalents of 38,625 shares of common stock issuable upon conversion of $1.505 million principal amount of 2.75% convertible senior notes due 2035; share equivalents of 376,243 shares of common stock issuable upon conversion of $19.373 million principal amount of 2.50% convertible senior notes due 2037; and share equivalents of 9,314 shares of common stock issuable upon conversion of $800,000 principal amount of 2.25% convertible senior notes due 2038), and FIL Limited (3,859,087 shares, including share equivalents of 211,489 shares of common stock issuable upon conversion of 93,200 shares of 4.5% convertible preferred stock and share equivalents of 2,000 shares of common stock issuable upon conversion of $103,000 principal amount of 2.50% convertible senior notes due 2037).

(c)	This information is as of December 31, 2009, as reported in a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. The Schedule 13G reports sole power to vote or to direct the vote of and to dispose or to direct the disposition of 37,268,428 shares.

(d)	Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 108,653 shares purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan; (iii) 70,894 shares of vested common stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Deferred Compensation Plan; and (iv) 2,788 shares held by Mr. McClendon’s immediate family members sharing the same household.

(e)	Includes shares held in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Steven C. Dixon, 25,402 shares; Douglas J. Jacobson, 14,903 shares; J. Mark Lester, 25,235 shares; and Marcus C. Rowland, 2,268 shares) and shares of vested common stock held in the Chesapeake Energy Corporation Deferred Compensation Plan (Steven C. Dixon, 33,084 shares; Douglas J. Jacobson, 15,945 shares; J. Mark Lester, 27,926 shares; and Marcus C. Rowland, 37,368 shares).

(f)	Includes 10,000 shares held by the Faretheewell Foundation and 100,000 shares held in a grantor retained annuity trust.

(g)	Represents shares of common stock which can be acquired through the exercise of stock options on the record date or within 60 days thereafter.

(h)	Includes 4,125 shares held by the Lester Family Foundation. Mr. Lester retired from the Company on January 31, 2010.

(i)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

(j)	Includes 15,000 shares held by the Maxwell Family Living Trust and 15,000 shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section  16(a) by such persons during 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Chesapeake is the second-largest producer of natural gas and the most active driller of new wells in the U.S. We also make investments for future growth largely in new leasehold in emerging plays and to further solidify our leasehold position in our existing plays. As part of our program to fund our leasehold investments and other capital costs while reducing our financial leverage, we periodically sell or “monetize” some of our assets. Over the past two years we have successfully monetized $12.4 billion of assets (in which our cost basis was only $2.9 billion) by selling joint venture interests in four of our shale plays and by selling our entire interest in the Woodford Shale. The drilling carries from the three 2008 joint ventures also allowed the Company to maintain development during a period of low gas prices and low drilling costs, thereby leveraging the benefit from the monetization transactions. The following table provides information about these innovative transactions ($ in millions):

	Transaction Date	Initial Payment	Drilling Credit		Total	Drilling Credit Remaining
Plains Exploration & Production Company (PXP) (20% of the Haynesville)	July 2008	$1,650	$1,508	(a)	$3,158	$—
BP America (BP) (100% of the Woodford)	July 2008	1,695	—		1,695	—
BP America (BP) (25% of the Fayetteville)	September 2008	1,100	800		1,900	—
Statoil (STO) (32.5% of the Marcellus)	November 2008	1,250	2,125		3,375	1,963	(b)
Total S. A. (TOT) (25% of the Barnett)	January 2010	800	1,450		2,250	1,450	(c)

Total		$6,495	$5,883		$12,378	$3,413

(a)	Our joint venture agreement was amended in 2009 to permit PXP to accelerate the payment of its remaining joint venture drilling carries as of September 30, 2009 in exchange for an approximate 12% reduction in the total amount of drilling carry obligations due to Chesapeake. As a result, on September 29, 2009, Chesapeake received $1.1 billion in cash from PXP and beginning in the 2009 fourth quarter Chesapeake and PXP each began paying their proportionate working interest costs on drilling.

(b)	As of December 31, 2009.

(c)	As of January 26, 2010.

During 2009, our executive management team also led the Company to deliver strong operational results and performance despite significant market and global challenges impacting the natural gas and oil industry, including a 53% decrease in natural gas prices in 2009. Our 2009 results and performance included the following:

•	estimated natural gas and oil proved reserves increased by 18%;

•	proved reserve replacement rate was 343%;

•	drillbit reserve replacement was 364% of production;

•	$2.3 billion of natural gas and oil hedging gains realized;

•	average daily production increased by 8%; and

•	common stock price increased by 60%, from $16.17 to $25.88 per share.

In addition to these accomplishments, the Company received the following awards in 2009 and the first quarter of 2010:

•

In recognition of the Company’s technical excellence and innovation and vision to change the way the energy industry works, we were named Energy Producer of the Year at the 11th Annual Platts Global Energy Awards and also received the Industry Leadership Award. The Company was also a finalist for the Deal of the Year, CEO of the Year and Community Development Program of the Year awards. We were one of only two companies to receive multiple awards and one of only three companies selected as a finalist in five or more categories. The Energy Producer of the Year Award specifically recognizes excellence in the upstream energy sector for companies that have set world-class standards for exploring for and finding new resources, maximizing technical excellence and innovation in resource extraction, and bringing complex or difficult projects to completion on schedule and in budget. This was the second time in three years that Platts has named the Company Energy Producer of the Year;

•	We were selected by the U.S. Environmental Protection Agency as the Natural Gas STAR Production Partner of the Year in recognition of our commitment to high environmental standards;

•

In recognition of our innovative fleet programs that significantly reduce energy consumption and lower carbon emissions, we were chosen as the co-winner in the Sedan—Non-Mandated Clean Air Area category by the NAFA’s 2010 Sustainable Fleet Awards Program;

•	We received Oil and Gas Investor magazine’s Best Corporate Citizen Award;

•	Our 2009 multi-counterparty secured natural gas and oil hedging facility was named Deal of the Year by Energy Risk, an Incisive Media publication;

•

In recognition of our commitment to provide transparent, comprehensive and insightful information regarding Chesapeake and the energy industry to our shareholders, our Investor Relations department received the following awards:

•

Best Investor Relations in the Energy Sector and Best Investor Relations Website at the 2010 IR Magazine U.S. awards program. Chesapeake was also selected as a finalist in the Grand Prix for Best Overall Investor Relations among large cap companies and Best Use of Conferencing; and

•	Best Investor Relations Program in North America and Best Investor Relations Officer in North America by Investors’ Choice at their 2010 Global Rankings awards ceremony;

•	We were recognized for the third year in a row on the Fortune 100 Best Companies to Work For® 2010 list, moving up 39 spots to rank #34 in the 2010 list; and

•

We were ranked #296 in the 2010 Fortune 500 list (Fortune magazine’s annual ranking of America’s largest corporations). Additionally, we were ranked #9 among all Fortune 500 companies for total return to shareholders over the past ten years.

We attribute a meaningful portion of the Company’s achievements to our compensation system which is designed to encourage both short-term and long-term performance that is aligned with our shareholders’ interests. The Company’s approach to compensation includes important practices such as stock ownership guidelines for all executive officers; emphasis on equity compensation for long-term incentive and retention; performance feedback provided to executives and employees twice a year; awards of restricted stock to substantially all employees of the Company; and awards of special incentive bonuses in recognition of extraordinary achievement.

Management

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other three most highly compensated executive officers during 2009 (together with the CEO and CFO, the “Named Executive Officers” or “NEOs”):

1.	Aubrey K. McClendon, CEO, is the co-founder of the Company and has served as our CEO since the Company’s inception in 1989.

2.	Marcus C. Rowland, CFO, joined the company as our CFO in 1992 prior to our initial public offering in 1993 and has served as an Executive Vice President (“EVP”) for the past 12 years.

3.	Steven C. Dixon, Executive Vice President—Operations and Geosciences and our Chief Operating Officer (“COO”), has been with the Company for 19 years and has served as a Vice President, Senior Vice President and, for the past four years, an EVP and COO.

4.	Douglas J. Jacobson, Executive Vice President—Acquisition and Divestitures, has been with the Company for 11 years and has served as a Vice President, Senior Vice President and, for the past three years, an EVP.

5.	J. Mark Lester was our Executive Vice President—Exploration prior to his retirement on January 31, 2010. Mr. Lester had been an employee of the Company since its inception in 1989, serving as a Vice President, Senior Vice President and, for the past four years, an EVP.

In this CD&A, references to executive officers include the NEOs and the Company’s other executive officers. All of the Company’s employees (other than approximately 150 employees who are union members and approximately 2,300 of our drilling subsidiary employees) are eligible to participate in the main components of our compensation program—base salary, cash bonuses, restricted stock awards and 401(k) plan matching contributions.

Compensation Objectives and Process

When we set compensation, our objectives are to:

•	attract, retain and motivate employees with the competence, knowledge and experience to promote the growth and profitability of the Company;

•	encourage both short-term and long-term performance that is aligned with our shareholders’ interests;

•	pay for performance—that is, a majority of an executive officer’s total compensation is a function of individual and corporate performance results; and

•	ensure that performance-based compensation does not encourage excessive risk taking.

The Compensation Committee generally reviews executive officer compensation on a semi-annual basis, as described on page 12 under “Compensation Committee”, and approves adjustments as it deems appropriate. Our CEO, CFO, COO, Senior Vice President—Human and Corporate Resources and Senior Vice President—Treasurer and Corporate Secretary provide the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation, including tally sheets and summaries of wealth accumulation from equity compensation (as discussed later in this CD&A), to facilitate the Compensation Committee’s reviews.

The Company has not utilized any specific tools or contracted for services to benchmark its total compensation, or any material element of compensation, to peer companies or other benchmarks. However, the Company does review and consider the executive compensation programs of its peers at least annually to ensure the Company’s compensation programs remain competitive.

Compensation Design

Our compensation program is designed to take into consideration and reward the following performance factors:

•

Individual performance—for example, the employee’s contributions to the development and execution of the Company’s business plan and strategies, performance of the executive’s department or functional unit, level of responsibility and longevity with the Company;

•

Company performance—including operational performance of the Company with respect to our production, reserves, operating costs, drilling results, risk management activities and asset acquisitions and monetizations as well as financial performance of the Company with respect to our cash flow, net income, cost of capital, general and administrative costs and common stock price performance; and

•	Intangibles—for example, leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

Use of Judgment

The Compensation Committee believes that the effectiveness of our compensation system depends largely on the application of the participants’ collective experiences and judgment in the compensation process. The Compensation Committee has reviewed the potential incorporation of objective performance criteria into the Company’s executive compensation program and determined that the Company’s current compensation arrangements are in the best interests of the Company. The Compensation Committee believes objective performance criteria cannot differentiate the executive officers’ individual and collective contributions to the Company from the impact of external factors beyond the Company’s control (for example, extreme economic crises and the volatility in natural gas and oil prices). Moreover, the Compensation Committee believes reliance on objective metrics (for example, natural gas production) may encourage the executive officers to undertake operational risks or activities that could be contrary to the long-term interests of the Company based on external factors that the executive cannot control (for example, increasing natural gas production during a period of uncertain or depressed pricing). Therefore, the Compensation Committee continues to highly value the subjectivity it retains in its review of executive compensation.

The Company believes virtually all relevant operational and financial performance metrics that might be used as performance measures for executive compensation are contingent upon the prices we receive or expect to receive from the sale of our natural gas and oil, which are impossible to accurately predict. Over the past decade, natural gas and oil prices have been highly volatile and are generally driven by factors that are beyond the control of our executive officers, including weather conditions, supply and demand imbalances, the price and availability of alternative fuels, economic and political conditions, interruptions in transportation capacity and numerous other factors. Therefore, such financial and operational performance metrics are frequently not effective indicators of the performance of our executive officers over a specific time horizon. The following are examples that demonstrate this point:

•

It is not uncommon for the price of natural gas to increase or decrease by over 50% on a year-to-year basis. In fact, New York Mercantile Exchange natural gas prices in the near month for 2008 and 2009 were the most volatile in the history of our industry, reaching a high of $13.57 per mcf in July 2008, a low of $2.84 per mcf in September 2009 and ending 2009 at $4.49 per mcf. The volatility of natural gas prices is further demonstrated by the table below which shows the weighted average wellhead price of natural gas on the last day of each fiscal year over the past nine years:

Year	Price	% Change from Prior Year
12/31/2009	$4.49	-21.37%
12/31/2008	$5.71	-7.75%
12/31/2007	$6.19	14.42%
12/31/2006	$5.41	-38.24%
12/31/2005	$8.76	55.04%
12/31/2004	$5.65	-0.53%
12/31/2003	$5.68	32.71%
12/31/2002	$4.28	70.52%
12/31/2001	$2.51	-75.20%
12/31/2000	$10.12	—

Under the full-cost method of accounting, we are required to calculate a value for our natural gas and oil proved reserves (a ceiling test) at the end of each quarter using prices prescribed by the rules of the SEC. This ceiling test is very sensitive to changes in commodity prices and low prices can require that we write down our natural gas and oil assets. The volatility in any given year, as we have seen in 2008 and 2009, may generate reserve values and ceiling test write-downs which we believe are not indicative of the true future value of our reserves or the efforts of our executive officers. As discussed below, linking compensation to a variable that the executive cannot influence may incentivize our executives to take risks that are counter to the Company’s long-term interests.

•

Although the Company’s business strategy is to grow its natural gas and oil production and reserves over time, some projects may become uneconomical on a short-term and/or long-term basis should natural gas and oil prices fall below break-even levels, as occurred in the last quarter of 2008 and the first three quarters of 2009. In some circumstances, production curtailments and drilling activity reductions (including those of other exploration and production companies), based on depressed natural gas prices, may be in the best interests of the Company and its shareholders because we believe they serve to help balance the nation’s supply of and demand for natural gas and should cause prices to improve to more economic levels. In these situations, a link between an executive’s compensation and production or per unit reserve growth could be conflicting for the executive and could lead to a reduction of shareholder value.

•	In the Company’s shale and other emerging plays where the Company risks lease expiration unless natural gas and oil production can be established prior to the relevant lease expiration date, drilling investment may be necessary to preserve the Company’s right to future development when gas prices increase, even though the nominal return to the Company from the production from the initial well may be less than for other drilling opportunities and the value is not recognized for several years in the future. However, the value of the acreage held by the initial productive well is so material that it is in the best interests of the Company to drill the initial well to preserve the acreage position. In such a situation, a return on capital based on traditional accounting measures would incentivize the management team to forgo the drilling and risk dissipating a valuable asset owned by the Company.

•

Management has used and intends to continue using hedging programs to reduce the risks associated with the volatility of natural gas and oil prices and to take advantage of prices when they reach levels that management believes are either unsustainable for the long-term or provide unusually high rates of return on our invested capital.

Under current accounting rules, the fair value of hedging contracts to be settled in future periods may require the recording of unrealized losses in the Company’s financial statements when, in reality, the ultimate value of the hedging contracts is not known with certainty until the contract matures. Additionally, if the actual price received for production is higher than the price at which the production is hedged for any particular production month, the Company will realize a hedging loss. Unrealized and realized hedging losses, should they occur, may not diminish the success of our hedging program nor are they relevant indicators of the execution of the program. In fact, a hedging program that locks-in attractive margins and provides consistency and stability in budgeting for our natural gas and oil revenue may be considered a successful business strategy while generating realized hedging losses month after month.

•

Effective cost control with respect to our operations is crucial to the success of our business strategy; however, it is not the ultimate goal. Our management team frequently analyzes the incurrence of discretionary expenditures that may provide intangible benefit to the Company in the future. Examples include expenditures that minimize our impact to the environment, such as noise abatement and emissions control equipment, and expenditures that make our operations safer for our employees and the public. Therefore, performance measures linking compensation to cost control could create conflicts for our executive officers and a reduction of shareholder value.

•

The long-term success and profitability of our Company are dependent upon our ability to explore for and find new, undiscovered sources of natural gas and oil. However, the exploration component of our business contains more risk (and oftentimes more expense) than our developmental operations. The risk of drilling a dry hole when we are evaluating new reservoirs is much higher than the risk of drilling a dry hole in a mature field. As an example of upfront expense, we have established a unique state-of-the-art Reservoir Technology Center (RTC) in Oklahoma City. The RTC enables us to more quickly, accurately and confidentially analyze core data from shale wells on a proprietary basis and then identify new plays and leasing opportunities ahead of our competition to improve existing plays. It also allows us to design fracture stimulation procedures that work most productively in the shale formations that we aggressively drill. This increases our competitive advantage in developing new shale plays and improving existing shale plays but results of some research and development will have a long time horizon. Additionally, as discussed previously, the economic viability of a reservoir is contingent upon future price expectations for natural gas and oil—which are highly unpredictable. In order to foster and encourage the exploration activities of the Company, we believe executive compensation should not be significantly linked to drilling results, specifically in the short-term.

The long-term success and profitability of our Company depends on our management team’s ability to manage a large number of variables so as to permit the Company to explore for, develop,

produce and market natural gas and oil at a profit. When setting executive compensation levels, our Compensation Committee analyzes our executive officers’ effectiveness in managing the organization’s operations and financial results in light of the volatility associated with natural gas and oil prices, by reviewing the metrics described above which are applicable to the particular time period and circumstances which face the Company. This analysis involves a subjective consideration of each executive with respect to the three performance factors listed above using a comprehensive approach and not giving more weight to any one factor over another.

Elements and Mix of Compensation

We provide short-term compensation in the form of base salaries and cash bonuses, and we provide long-term compensation in the form of restricted stock awards and 401(k) matching. In 2009, our executive officers, other than our CEO, were awarded special incentive awards for their efforts in executing asset monetizations in 2008 (the “2008 Incentive Awards”). Payable in four equal annual cash installments beginning in 2009, the 2008 Incentive Awards relate to the Woodford Shale monetization and joint venture transactions the Company entered into during the latter half of 2008, which are outlined on page 23. Additionally, our more highly-compensated employees, including our executive officers, are eligible for compensation deferral and company matching opportunities beyond IRS limitations on 401(k) contributions through a nonqualified deferred compensation program and certain perquisites. Other forms of compensation are also provided to our CEO, as described below.

Base Salary. The base salary levels of our executive officers are intended to reflect each officer’s level of responsibility, leadership ability, tenure and the contribution of the officer’s department or functional unit to the success and profitability of the Company. Although we review the salary levels of executive officers of peer companies to determine whether our executive officers’ salaries are reasonable in comparison, we do not specifically target a percentile or range within peer group salary levels for our executive officers’ salaries. Pursuant to the NEOs’ employment agreements and in connection with the 2008 Incentive Awards discussed below, each NEO’s salary is capped at its current level for the remaining term of the agreement.

Cash Bonuses. Cash bonuses are awarded to the executive officers based on a subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 26. The Company’s financial and operating performance measurements are based, collectively, on reserves, production, net income, cash flow, drilling results, finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. Additionally, individual performance by an executive officer in a review period that is expected to provide substantial benefit to the Company in future periods is also considered in semi-annual cash bonus decisions. Examples might include the acquisition of key acreage to be used for natural gas and oil development in future periods, the consummation of significant joint venture or joint participation arrangements, the consummation of credit or financing arrangements that reduce the Company’s potential needs for liquidity in future unstable economic periods or the execution of hedging contracts that lock in attractive natural gas and oil prices for future production months.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on objective Company or individual performance criteria or targets. No single company or individual performance measurement is given more weight than another. The Compensation Committee awards cash bonuses to reward an executive’s overall performance and does not require that all performance metrics for an executive be optimal during the relevant review period. Pursuant to the NEOs’ employment agreements and in connection with the 2008 Incentive Awards discussed below, each NEO’s cash bonus is capped at its current level for the remaining term of the agreement.

Restricted Stock. Consistent with our compensation objectives, we believe stock-based compensation provides strong incentives for long-term performance that increases shareholder value and helps to retain executive officers. Specifically, in conjunction with the Compensation Committee’s semi-annual review of cash compensation, on the first trading day of each January and July, we award restricted stock that vests over a period of four years to employees, including executive officers. We prefer to award restricted stock, rather than stock options, for the following reasons:

•	The Company’s annual stock usage rate or “burn rate” is smaller with restricted stock than with stock options, without a reduction in compensation value transferred to the executives;

•	A lower annual stock usage rate reduces the dilutive effect of stock compensation to our shareholders; and

•	Structurally, we believe restricted stock better facilitates long-term employee stock ownership than stock options.

Restricted stock is awarded to the executive officers based on a comprehensive but subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 26, rather than based on objective Company or individual performance criteria or targets. No single Company or individual performance measurement is given more weight than another. Because the semi-annual award of restricted stock to our employees is primarily intended to provide incentives for future performance and not rewards for prior performance, when granting restricted stock to executive officers, the Compensation Committee does not consider current holdings of Company securities, the amount and terms of stock options or restricted stock previously granted to the executive officer or gains realized by the executive officer from prior awards of restricted stock or stock options, although such prior awards do continue to provide long-term value and incentive to the executive officers beyond the initial award period.

In 2009, the Company granted an aggregate of 1,325,000 shares of restricted stock to the NEOs. These actions reflect the Compensation Committee’s goal to encourage long-term performance that increases shareholder value. Mr. McClendon’s compensation, as our Chairman and CEO, and also as the Company’s co-founder, is heavily weighted toward long-term equity compensation. In 2009, equity compensation was in excess of 75% of his annual total compensation.

2008 Incentive Awards. In conjunction with the execution of new employment agreements in September 2009, each NEO (except our CEO) was awarded a 2008 Incentive Award, to be paid in four equal annual installments. The Compensation Committee determined that the salary and bonus caps agreed to by the NEOs and the three-year payout of the 2008 Incentive Awards would provide significant retentive value while rewarding the NEOs for the leadership role they played in enabling, negotiating and consummating the 2008 transactions described on page 23.

The Board determined that each NEO’s role was integral to the success of each of the transactions. The Compensation Committee considered the uniqueness and the substantial value the 2008 transactions created for the Company and its shareholders in granting the awards. In addition to the benefits listed on page 23, these transactions have resulted in peer-group leading finding and development costs and have reduced depreciation and full cost impairment charges.

The first installment of the 2008 Incentive Award was paid to each executive on September 30, 2009. The remaining installments are scheduled to be paid on September 30, 2010, September 30, 2011 and September 30, 2012, subject to the individual’s continued employment on the date of payment except that in the event of a termination of the executive’s employment without cause or upon the executive’s incapacity or death, any unpaid installments under the 2008 Incentive Awards will be paid in a lump sum. The unpaid installments under the 2008 Incentive Awards would also accelerate and be paid in a lump sum in the event of a change of control or a termination by the executive for good reason, as defined in the employment agreements. Upon his retirement in January 2010, Mr. Lester forfeited his right to receive the future installments of his 2008 Incentive Award. As described in the Company’s 2009 proxy statement, in 2008, in conjunction with the renegotiation of his employment agreement, Mr. McClendon was awarded a $75 million well cost incentive award in recognition for the leadership role he played with respect to the 2008 transactions described on page 23. His well cost incentive award is subject to a five-year clawback period.

Other Compensation Arrangements. We also provide compensation in the form of personal benefits and perquisites to our executive officers. Most of the benefits we provide to our executive officers are the same benefits that we provide to all employees or large groups of senior-level employees, including health and welfare insurance benefits, 401(k) matching contributions, nonqualified deferred compensation arrangements and financial planning services (see footnotes and narrative to the Summary Compensation Table). We do not have a pension plan or any other retirement plan other than our 401(k) and nonqualified deferred compensation plans.

The perquisites that we provide exclusively to our chief executive officer, executive vice presidents and senior vice presidents include reimbursement of monthly country club dues (other than for our CEO) and personal use of fractionally-owned company aircraft (see narrative to the Summary Compensation Table). Feedback from our executive officers indicates that access to fractionally-owned company aircraft for personal use greatly enhances productivity and work-life balance which we believe may impact their willingness to work to or beyond normal retirement age. Additionally, we provide accounting support services to our CEO and CFO and engineering support to our CEO. Mr. McClendon reimburses the Company for a significant portion of the accounting services provided to him. We believe the provision of accounting support services also contributes to the productivity of the CEO and CFO, allowing them to spend more time focused on the oversight of the Company. The Compensation Committee regularly reviews the terms under which these perquisites are provided and their value in relation to the executive’s total compensation package; however, as these benefits and perquisites represent generally less than 10% of the executive officers’ total compensation, they do not materially influence the Compensation Committee’s decisions in setting such officers’ total compensation. Further, the Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with Internal Revenue Service (IRS) guidelines.

The Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, our qualified 401(k) profit sharing plan, is open to all employees of the Company and our subsidiaries except approximately 150 union-member employees who are covered by a separate 401(k) plan. Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) plan accounts, subject to plan limits and those set by the IRS. The Company matches employee contributions dollar for dollar with shares of our common stock purchased in the open market for up to 15% of an employee’s annual base salary and bonus compensation.

2009 CEO Compensation

Regular Compensation. As the CEO and co-founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company and growing it into the largest independent producer of U.S. natural gas. Accordingly, his compensation in 2009 has been awarded predominantly in the form of long-term equity incentives.

At Mr. McClendon’s request, the Compensation Committee maintained his salary at $975,000 from 2006 through 2008 and, as discussed below, his salary will remain at that level from January 1,

2009, through 2013 in accordance with his employment agreement. His employment agreement also provides that his annual bonus compensation may not exceed $1,951,000 for years 2009 through 2013, which is the amount of the bonus awarded by the Compensation Committee to Mr. McClendon in 2009. In 2009, the Compensation Committee awarded Mr. McClendon 760,000 shares of restricted stock, an increase of 140,000 shares over his 2008 award of 620,000 shares.

For safety, security and efficiency, the Company provides Mr. McClendon with the use of fractionally-owned company aircraft. The Company also provides Mr. McClendon with accounting and engineering support services to provide him with the flexibility to focus on the variety of critical and complex issues that currently face the U.S. natural gas industry while remaining actively involved in the oversight of the day-to-day management of the Company. Mr. McClendon is thoroughly involved in the financial and operational discussions and decisions that occur each day throughout the Company; however, more than any other executive officer, he also leads the Company’s public policy initiatives currently centered around global climate change and the promotion of natural gas as the best solution for the nation’s future energy needs. The Compensation Committee believes these additional responsibilities warrant the perquisites provided to Mr. McClendon as compared to those provided to other executive officers.

The Founder Well Participation Program. Because of Mr. McClendon’s unique role as co-founder of the Company, he is the only executive officer with the opportunity to participate as a working interest owner in the natural gas and oil wells that the Company drills. The Founder Well Participation Program (“FWPP”), which was approved by our shareholders on June 10, 2005 (see “Transactions with Related Persons” on page 51), is a continuation of the well participation program previously documented in Mr. McClendon’s prior employment agreements and initiated by the Company in connection with its initial public offering in February 1993. The FWPP fosters and promotes the development and execution of the Company’s business by (a) retaining and motivating our CEO who co-founded the Company; (b) aligning the financial rewards and risks of Mr. McClendon with the Company more effectively and directly than other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on Mr. McClendon the same risks incurred by the Company in its exploration and production operations. The Compensation Committee reviews Mr. McClendon’s participation in the FWPP on a semi-annual basis and periodically adjusts the acreage costs charged to Mr. McClendon to ensure his reimbursements reflect the Company’s recent acreage activities.

Other NEO Compensation

The Compensation Committee reviews the performance of the NEOs comprehensively but subjectively, without specifically weighting any one performance factor more heavily than another. The Company currently considers the positions of CFO and COO to be equivalent in terms of the level of responsibility and the significance of contribution to the Company.

Mr. Rowland’s 2009 compensation was based on a comprehensive subjective review of his individual performance and the Company’s performance. Among other things, the following factors were considered:

•	Execution of the Company’s hedging program, including implementation of a first-of-its-kind, award winning, multi-counterparty commodity hedging facility;

•	The quality of the Company’s financial reporting;

•	The Company’s asset financing and monetization strategy and programs;

•	The Company’s access to capital markets;

•	Balance sheet management;

•	Long-term stock price performance; and

•	The performance of the accounting, treasury and information technology departments.

Mr. Dixon’s 2009 compensation was based on a comprehensive subjective review of his individual performance and the Company’s performance. Among other things, the following factors were considered:

•	The Company’s production rates;

•	The Company’s finding and operating costs;

•	The Company’s drilling results;

•	The flexibility of the Company’s drilling and production activities;

•	Development and improvement of the Company’s drilling and completion technologies;

•	The accuracy and effectiveness of the Company’s reserve reporting;

•	The Company’s reserve replacement metrics; and

•	The Company’s leasehold acquisition efforts.

The Compensation Committee has maintained base salaries for Messrs. Rowland and Dixon at $860,000 since July 2008 and their salaries will remain at this level for the three-year terms of their September 2009 employment agreements. Under their employment agreements, their annual bonus compensation may not exceed $1,361,000 for the three-year terms of such agreements. Each of Messrs. Rowland and Dixon received the first installment of his 2008 Incentive Award in the amount of $2,403,125 on September 30, 2009. Messrs. Rowland and Dixon both demonstrated exemplary performance in 2009 and, therefore, the Compensation Committee increased their restricted stock awards to 165,000 shares from 135,000 shares in 2008. The Compensation Committee reviews the performance of the CFO and COO comprehensively but subjectively, without specifically weighting any one performance factor more heavily than another.

The Company also considered our other two EVP positions to be generally equivalent in terms of responsibility and significance to the Company.

Mr. Jacobson’s 2009 compensation was based on a comprehensive subjective review of his individual performance and the Company’s performance. Among other things, the following factors were considered:

•	His team’s identification, negotiation, execution and integration of attractive acquisition targets;

•	His team’s negotiation and execution of innovative joint venture partnerships, such as those previously discussed; and

•	The execution of strategic divestitures.

Mr. Lester’s 2009 compensation was based on a comprehensive subjective review of his individual performance and the Company’s performance. Among other things, the following factors were considered:

•	The Company’s drilling results;

•	The Company’s reserve replacement metrics; and

•	The Company’s ability to identify new economic natural gas and oil resources.

The Compensation Committee has maintained base salaries for Messrs. Jacobson and Lester at $800,000 and $775,000, respectively, since July 2008 and Mr. Jacobson’s salary will remain at this level for the three-year term of his September 2009 employment agreement. Under his employment agreement, Mr. Jacobson’s annual bonus compensation may not exceed $1,201,000 for the three-year term of such agreement. Messrs. Jacobson and Lester demonstrated exemplary performance in 2009 and, therefore, the Compensation Committee increased their restricted stock award to 135,000 and 100,000 shares, respectively from 102,900 and 96,750 shares, respectively, in 2008. Each of Messrs. Jacobson and Lester received the first installment of his 2008 Incentive Award in the amount of $2,403,125 and $433,000, respectively, on September 30, 2009. Mr. Lester forfeited the balance of his award as a result of his retirement on January 31, 2010.

As discussed above, the perquisites we provide exclusively to our executive vice presidents and senior vice presidents include reimbursement of monthly country club dues, personal use of fractionally-owned company aircraft and for our CFO, accounting support. Messrs. Jacobson and Lester were each entitled to 50 hours personal use of fractionally-owned company aircraft in 2009. Messrs. Rowland and Dixon were each entitled to 175 and 75 hours, respectively, in 2009 with the difference attributable to Mr. Rowland’s declination of participation in the award of restricted stock under our 2006 Long Term Incentive Program on June 8, 2007.

Effective February 1, 2010, Mr. Lester entered into a consulting agreement with the Company for an initial term of five months. Pursuant to the agreement, Mr. Lester agreed to provide consulting services to the Company and, in return, the Company agreed to pay Mr. Lester a consulting fee of $50,000 per month and provide Mr. Lester with 20 hours of personal use of fractionally-owned company aircraft during the term of the agreement.

Termination Arrangements

We maintain employment agreements with our executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee reviews the terms of the agreements at least annually, generally focusing on the permitted activities allowed for our executive officers, the competitiveness, value and adequacy of the severance arrangements and the competitiveness and value of the perquisites and other personal benefits provided to such officers. Please refer to the narrative to the Post-Employment Compensation tables for details of the termination arrangements for our NEOs beginning on page 44.

The energy industry’s history of terminating professionals during its cyclical downturns and the frequency of mergers, acquisitions and consolidation in our industry are two important factors that have contributed to a widespread, heightened concern for long-term job stability by many professionals in our industry. In response to this concern, arrangements that provide compensation guarantees in the event of an employee’s termination without cause, change of control, death or incapacity have become common practice. These provisions in our employment agreements are integral to our ability to recruit and retain the high caliber of professionals that are critical to the successful execution of our business strategy.

We believe the payment and benefit levels provided to our executive officers in their employment agreements in the event of a termination without cause should correspond to the level of risk and responsibility assumed by the executive officer and should provide sufficient comfort to empower the executive officer to make the types of decisions that impact the future of the Company without fear of imminent termination. Because our CEO is ultimately responsible for the vision of the Company and the execution of the Company’s business strategy, our Compensation Committee believes that the CEO is entitled to cash compensation and benefits for the remainder of his then current employment agreement in addition to immediate vesting of all unvested equity compensation and unvested

Company matching contributions under the nonqualified deferred compensation plan. We believe payment of base salary for one year, payment of any remaining unpaid portion of their 2008 Incentive Award and immediate vesting of all unvested equity compensation is appropriate given the risk and responsibility assumed by the Company’s other executive officers.

We recognize that the Company’s executive officers are not likely to be retained by a successor in the event of a change of control. Therefore, we believe that guaranteeing the executive officers (other than the CEO) two years’ cash compensation plus payment of any remaining unpaid portion of their 2008 Incentive Award is sufficient to incentivize the executive officers to continue to work for the Company, even if a change of control were to appear imminent. Additionally, to incentivize the CEO to continue to provide vital leadership and direction to the Company’s employees during a change of control, we believe the CEO should be provided a more substantial compensation guarantee than that provided to the other executive officers. However, such guarantee should only be paid if the CEO’s services are not retained under reasonable terms by the successor. In other words, our CEO’s change of control benefits are subject to a “double trigger.” We believe a cash payment equal to three years’ compensation is appropriate under the above described scenario. In the event a change of control payment is triggered, all outstanding equity awards under the Company’s equity compensation plans and unvested Company matching contributions under the nonqualified deferred compensation plan become immediately vested.

With respect to the termination of an executive officer resulting from an officer’s disability preventing continued service to the Company, we believe that a lump sum payment of 26 weeks of base salary and of any remaining unpaid portion of the 2008 Incentive Award, together with the immediate vesting of the executive officer’s unvested equity compensation and unvested Company matching contributions under the deferred compensation plan, is appropriate to bridge the officer’s transition to another vocation or permanent disability insurance coverage. We further believe that the compensation provided in the event of a termination without cause pursuant to the CEO’s employment agreement should be paid if the CEO’s employment is terminated because of disability, less any payments under disability plans provided by the Company.

In the event of an executive officer’s death, the Committee believes that a lump sum payment of 52 weeks of base salary and of any remaining unpaid portion of the 2008 Incentive Award, immediate vesting of the executive officer’s unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan and, with respect to the CEO and CFO, limited continuation of accounting support or financial advisory services for the executive officer’s estate, are appropriate to respect the officer’s previous contributions to the Company.

The Compensation Committee has approved provisions in the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation upon retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision recognizes the longevity of our senior management team and, because we do not have a pension plan, is intended to motivate our executives to remain with the Company until retirement.

In June 2008, based on discussions with our executive officers who were over 55 years of age and were eligible for 100% vesting upon retirement, the Compensation Committee became concerned that experienced senior executives who are valuable to the Company could be inclined to retire earlier than they otherwise would, in part to accelerate vesting of their restricted stock. Many of our retirement-eligible executives wish to reduce their concentration in the Company’s common stock and to diversify their investment portfolio. In response to this concern, the Compensation Committee determined it was in the best interests of the Company and its shareholders to immediately vest shares of restricted stock under the 2003 Stock Incentive Plan for three of the Company’s executive vice presidents and two senior vice presidents who were over 55 years of age and eligible for 100% vesting upon retirement, including 134,125 shares for Mr. Rowland and 101,500 shares for Mr. Lester effective June 5, 2008, and 76,000 shares for Mr. Jacobson effective March 6, 2009. With respect to all executives who received the vesting acceleration described above, any remaining unvested shares of restricted stock will continue to vest according to the original vesting schedule and such executive will continue to be eligible for restricted stock awards in the future pursuant to the Company’s semi-annual compensation review process. All future restricted stock awards would be made on the same terms as those awards to other executives and would be fully vested upon future retirement in accordance with the executive’s employment agreement.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments; however, the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. We award compensation which is not deductible under Section 162(m) of the Internal Revenue Code, or which results in less favorable accounting treatment than other types of compensation arrangements, if we believe it is consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated executive officers (other than the chief financial officer), unless certain performance-based requirements are met. None of the compensation paid to these covered employees in 2009 qualified as Section 162(m) performance-based compensation.

Total Compensation Analysis

During its semi-annual review of executive compensation, the Compensation Committee analyzes detailed worksheets or “tally” sheets prepared by management for each of the executive officers. The tally sheets present the dollar amount of each component of the executive officers’ current compensation, including cash compensation (salary, bonus and incentive awards), equity compensation, accumulated 401(k) and deferred compensation balances and perquisites. Using the current compensation levels, the tally sheets also reflect the potential payouts under the termination of employment and change of control scenarios contemplated in the executive officers’ employment agreements and under our equity compensation plans. The tally sheets further project wealth accumulation from each executive officer’s outstanding equity compensation awards assuming 0%, 5% and 10% price appreciation and depreciation in the price of the Company’s common stock over the next five years.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our executive officers, as well as information about wealth accumulation, so that the Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its December 2009 review of these tally sheets, the Compensation Committee determined that the compensation amounts and mix are appropriate for each executive officer and remained consistent with the Committee’s expectations.

Stock Ownership

We have established stock ownership levels for our executive officers because we believe stock ownership directly aligns their interests with those of our shareholders. We believe that Mr. McClendon’s stock ownership level of 500% of his salary plus bonus compensation is more restrictive than many of his peers at comparable companies. Mr. McClendon’s stock ownership level was temporarily reduced to 200% for 2009. The level returned to 500% in 2010 and Mr. McClendon has exceeded that level since before January 1, 2010.

Pursuant to their employment agreements, the stock ownership level specified for our executive vice presidents, including Messrs. Rowland, Dixon, and Jacobson is 25,000 shares of the Company’s common stock and for our senior vice presidents is 10,000 shares of the Company’s common stock. All of our executive officers currently meet these stock ownership levels.

The Compensation Committee reviews a report of each executive officer’s stock ownership at its meetings in June and December of each year. If any shortfall of the agreed upon ownership levels described above should occur, the Compensation Committee anticipates dealing with the matter on a case by case basis after consideration of the executive’s historical ownership, the cause for the shortfall and the expected period of time for restoring the ownership level.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Frank Keating

Summary Compensation Table for 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	Non-Equity Incentive Plan Compen- sation ($)(c)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)
Aubrey K. McClendon	2009	$975,000	$1,951,000	$14,049,200	$—	$—	$—	$1,576,096	$18,551,296
Chairman of the Board and Chief Executive Officer	2008	975,000	76,951,000	32,737,700	—	—	—	1,800,817	112,464,517
	2007	975,000	1,826,000	21,396,200	—	—	—	1,271,231	25,468,431

Marcus C. Rowland	2009	860,000	3,764,125	3,053,550	—	—	—	1,050,778	8,728,453
Executive Vice President—Finance and Chief Financial Officer	2008	844,769	1,331,000	6,990,960	—	—	—	1,164,406	10,331,135
	2007	787,500	1,201,000	4,090,450	—	—	—	941,855	7,020,805

Steven C. Dixon	2009	860,000	3,764,125	3,053,550	—	—	—	609,398	8,287,073
Executive Vice President—Operations and Geosciences and Chief Operating Officer	2008 2007	844,769 787,500	1,331,000 1,201,000	6,990,960 7,888,615	— —	— —	— —	664,571 579,431	9,831,300 10,456,546

Douglas J. Jacobson	2009	800,000	3,604,125	2,499,450	—	—	—	453,597	7,357,172
Executive Vice President—Acquisitions and Divestitures	2008	787,308	1,151,000	5,335,730	—	—	—	482,920	7,756,958
	2007	737,500	1,001,000	6,254,467	—	—	—	449,998	8,442,965

J. Mark Lester	2009	775,000	1,223,563	1,847,000	—	—	—	479,255	4,324,818
Retired Executive Vice President—Exploration	2008	762,365	1,066,250	5,018,190	—	—	—	540,954	7,387,759
	2007	732,500	966,000	6,236,917	—	—	—	475,952	8,411,369

(a)	The bonus amounts shown above as earned in 2009, 2008 and 2007 include (i) cash bonuses paid to the executive officers in July of the respective year and the following January and (ii) the first installment of 2008 Incentive Awards paid on September 30, 2009 to Messrs. Rowland, Dixon and Jacobson in the amount of $2,403,125 and to Mr. Lester in the amount of $432,563. As described in the Company’s 2008 proxy statement, the bonus amounts shown above as earned in 2008 include a $75 million well cost incentive award made to Mr. McClendon which is subject to a five-year clawback period.

(b)	The amounts shown in these columns represent the aggregate grant date fair value of the awards, determined in accordance with applicable financial accounting standards. The value ultimately realized by the executive upon the actual vesting of the awards may or may not be equal to the grant date fair value. Refer to the Grants of Plan-Based Awards Table for 2009 for additional information regarding restricted stock awards made to the NEOs in 2009. The Company did not grant stock options in 2009, 2008 or 2007. More information about our NEOs’ outstanding restricted stock and stock options as of December 31, 2009 is provided in the Outstanding Equity Awards at 2009 Fiscal Year End Table. Unvested restricted stock does not accrue dividends and we do not pay dividend equivalents on equity awards.

(c)	The Company does not have any non-equity incentive plans.

(d)	The Company does not have a pension plan. In addition, our nonqualified deferred compensation plans do not provide for above-market or preferential earnings. Our nonqualified deferred compensation plan is discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2009.

(e)	See the All Other Compensation Table for 2009 below for additional information.

All Other Compensation Table for 2009

Name	Year	Personal Use of Fractionally- Owned Company Aircraft(a)	Accounting Support(b)	Engineering Support(c)	Company Matching Contributions to Retirement Plans(d)	Other(e)	Total
Aubrey K. McClendon	2009	$445,984	$623,366	$62,303	$438,750	$5,692	$1,576,096
	2008	648,096	577,113	131,226	438,750	5,632	1,800,817
	2007	600,961	240,831	—	420,000	9,439	1,271,231

Marcus C. Rowland	2009	688,688	15,900	—	333,000	13,190	1,050,778
	2008	809,744	15,477	—	326,216	12,969	1,164,406
	2007	586,944	48,249	—	298,125	8,537	941,855

Steven C. Dixon	2009	251,066	—	—	333,000	25,332	609,398
	2008	314,406	—	—	326,216	23,949	664,571
	2007	259,396	—	—	298,125	21,910	579,431

Douglas J. Jacobson	2009	128,266	—	—	300,000	25,331	453,597
	2008	168,417	—	—	290,596	23,907	482,920
	2007	167,919	—	—	260,625	21,454	449,998

J. Mark Lester	2009	178,428	—	—	278,250	22,577	479,255
	2008	245,436	—	—	274,105	21,413	540,954
	2007	201,436	—	—	254,625	19,891	475,952

(a)	The value of personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs associated with each flight. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

(b)	Messrs. McClendon and Rowland were provided personal accounting support in 2009, 2008 and 2007. The value of personal accounting support allocated to each for 2009, 2008 and 2007 includes allocations of the following with respect to such support personnel: (i) cash compensation; (ii) equity compensation; (iii) company-matching contributions to our 401(k) plan and deferred compensation plan; (iv) company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). In 2009, 2008 and 2007, Mr. McClendon was required by his employment agreement to reimburse the Company for costs relating to his personal accounting support. In 2009, Mr. McClendon reimbursed the Company for 100% of the salaries, cash bonuses and Chesapeake’s portion of payroll taxes of the personnel providing such accounting support. Additionally, pursuant to his employment agreement, Mr. McClendon reimbursed the company for indirect costs for such employees calculated by multiplying the total reimbursable compensation by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon. The amounts in this column are shown net of such reimbursement. In accordance with the SEC rules and regulations in effect during the applicable period, the 2009 equity compensation of such support personnel is valued using aggregate grant date fair value and the 2008 and 2007 equity compensation represented the expense recognized in our financial statements in accordance with SFAS 123(R).

(c)	This column represents Mr. McClendon’s utilization of certain of the Company’s reservoir engineering staff to provide reserve data and analysis related to personal financing transactions entered into by Mr. McClendon with respect to certain of his interests in the Company’s wells acquired under the Founder Well Participation Program (such program is described under “Transactions with Related Persons” on page 51). The equity compensation of such support personnel is valued using the same methodology described above in footnote (b).

(d)	This column represents the matching contributions made by the Company for the benefit of the executive officers in the 401(k) plan and deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2009.

(e)	This column represents the value of other benefits provided to the executive officers, including financial advisory services, supplemental life insurance premiums, and country club dues. This column also includes tax reimbursements related to spouse/family member travel to the Company’s Board meetings in the amount of $2,543 for Mr. McClendon, $3,213 for Mr. Rowland, $3,889 for each of Messrs. Dixon and Jacobson, and $3,416 for Mr. Lester. Mr. McClendon’s participation in the Founder Well Participation Program is described under “Transactions with Related Persons” on page 51.

Other Perquisites

From time to time, the Company may provide additional inconsequential perquisites to senior managers and officers of the Company, including the executive officers. Examples of such perquisites include physical fitness and nutritional assessments, home security system reviews and tickets to cultural and sporting events.

Employment Agreements

Mr. McClendon’s current employment agreement has a term of five years commencing December 31, 2009, which term is automatically extended for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for an annual base salary capped at $975,000 for the initial five-year term of the agreement, eligibility for annual bonus compensation not to exceed $1,951,000 for the initial five-year term of the agreement, eligibility for equity awards under the Company’s stock compensation plans and benefits, including personal accounting support. Effective January 1, 2009, Mr. McClendon is required by his employment agreement to reimburse the Company for 100% of the cash salaries, cash bonuses, and Chesapeake’s portion of payroll taxes of the personnel who provide him such accounting support. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon.

The Company owns fractional interests in several aircraft through the NetJets (a Berkshire Hathaway company) program. For safety, security and efficiency, Mr. McClendon is permitted by his employment agreement to use aircraft owned or leased by the Company for business and personal use and is not required to reimburse the Company for any costs related to such use.

Effective September 30, 2009, the Company entered into new employment agreements with each of Messrs. Rowland, Dixon, Jacobson and Lester. Such agreements, which expire on September 30, 2012, provide for annual base salaries not to exceed $860,000 for Messrs. Rowland and Dixon, $800,000 for Mr. Jacobson and $775,000 for Mr. Lester; eligibility for annual bonus compensation not to exceed $1,361,000 for Messrs. Rowland and Dixon, $1,201,000 for Mr. Jacobson and $791,000 for Mr. Lester, eligibility for equity awards under the Company’s stock compensation plans and benefits, including club membership. Such agreements also provide for a 2008 Incentive Award payable in four equal annual cash installments. The awards relate primarily to each executive officer’s contributions in connection with the Woodford Shale monetization and joint venture transactions the Company entered into during the latter half of 2008. See page 30 of this proxy statement for a discussion of the 2008 Incentive Awards. The payment of each installment of the award is subject to the individual’s continued employment on the date of payment, except as described below. Each of Messrs. Rowland, Dixon and Jacobson received the first installment of his award in the amount of $2,403,125, and Mr. Lester received the first installment of his award in the amount of $433,000, on September 30, 2009. The remaining installments are scheduled to be paid on September 30, 2010, September 30, 2011 and September 30, 2012. In the event of a termination of the executive’s employment without cause or upon the executive’s incapacity or death, any unvested employer matching contributions in the Company’s nonqualified deferred compensation plans will vest and the unpaid installments under the 2008 Incentive Awards will be paid in a lump sum. Additionally, any amounts due to the executive, including salary, will be paid in a lump sum in the event of such a termination. The unpaid installments under the 2008 Incentive Awards would also accelerate and be paid in a lump sum in the event of a change of control or a termination by the executive for good reason, as defined in the employment agreements. Upon his retirement in January 2010, Mr. Lester forfeited his right to receive the future installments of his 2008 Incentive Award.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our executive officers (other than Mr. McClendon who is permitted by his employment agreement to use fractionally-owned company aircraft as discussed above) are entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico (175 hours for Mr. Rowland, 75 hours for Mr. Dixon, and 50 hours each for Mr. Jacobson and Mr. Lester). We apply the IRS’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally-owned company aircraft. For Board meetings and other Company activities at which the attendance of an executive officer’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the executive officer associated with the taxable compensation attributable to spouse/family member travel.

Employment agreement provisions related to compensation payable upon certain termination events are described under “Post-Employment Compensation.”

Grants of Plan-Based Awards Table for 2009

Name	Grant Date	Approval Date(a)	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payout Under Non-Equity Incentive Plan Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Under- lying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(c)
Aubrey K. McClendon	January 2, 2009	December 11, 2008	—	$—	$—	375,000	—	$6,476,250
	July 1, 2009	June 11, 2009	—	—	—	385,000	—	7,572,950

						760,000		$14,049,200

Marcus C. Rowland	January 2, 2009	December 11, 2008	—	—	—	80,000	—	$1,381,600
	July 1, 2009	June 12, 2009	—	—	—	85,000	—	1,671,950

						165,000		$3,053,550

Steven C. Dixon	January 2, 2009	December 11, 2008	—	—	—	80,000	—	$1,381,600
	July 1, 2009	June 11, 2009	—	—	—	85,000	—	1,671,950

						165,000		$3,053,550

Douglas J. Jacobson	January 2, 2009	December 11, 2008	—	—	—	65,000	—	$1,122,550
	July 1, 2009	June 11, 2009	—	—	—	70,000	—	1,376,900

						135,000		$2,499,450

J. Mark Lester	January 2, 2009	December 11, 2008	—	—	—	50,000	—	$863,500
	July 1, 2009	June 11, 2009	—	—	—	50,000	—	983,500

						100,000		$1,847,000

(a)	The Compensation Committee of the Board of Directors approved the restricted stock awards to executive officers at regularly scheduled meetings. The Committee’s approval on December 11, 2008 provided for the restricted stock grant date to be the first trading day of January 2009. Its approval on June 11, 2009 provided for the restricted stock grant date to be the first trading day of July 2009.

(b)	The restricted stock awards granted on January 2, 2009 and July 1, 2009 vest ratably over four years from the date of the award. No dividends are accrued or paid on restricted stock awards until vested.

(c)	The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date.

As discussed under “Compensation Committee” on page 12, equity compensation for most of the Company’s employees, including executive officers, is reviewed on a semi-annual basis, in June and December. With respect to the June compensation review, restricted stock is awarded to executive officers effective the first trading day of July based on amounts approved by the Compensation Committee at its June meeting. With respect to the December compensation review, restricted stock is awarded to executive officers effective the first trading day of January based on amounts approved by the Compensation Committee at its December meeting.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Aubrey K. McClendon	—	—	—	—	—	January 3, 2006	75,000	$1,941,000	—	—
	—	—	—	—	—	July 3, 2006	81,250	2,102,750	—	—
	—	—	—	—	—	January 3, 2007	170,000	4,399,600	—	—
	—	—	—	—	—	July 2, 2007	170,000	4,399,600	—	—
	—	—	—	—	—	January 2, 2008	247,500	6,405,300	—	—
	—	—	—	—	—	July 1, 2008	217,500	5,628,900	—	—
	—	—	—	—	—	January 2, 2009	375,000	9,705,000	—	—
	—	—	—	—	—	July 1, 2009	385,000	9,963,800	—	—

Marcus C. Rowland	—	—	—	—	—	January 3, 2007	32,500	841,100	—	—
	—	—	—	—	—	July 2, 2007	32,500	841,100	—	—
	—	—	—	—	—	July 1, 2008	45,000	1,164,600	—	—
	—	—	—	—	—	October 1, 2008	6,750	174,690	—	—
	—	—	—	—	—	January 2, 2009	80,000	2,070,400	—	—
	—	—	—	—	—	July 1, 2009	85,000	2,199,800	—	—

Steven C. Dixon	—	—	—	—	—	January 3, 2006	7,500	194,100	—	—
	50,000	—	—	$4.00	May 4, 2010	July 3, 2006	15,000	388,200	—	—
	30,000	—	—	5.20	July 23, 2012	January 3, 2007	32,500	841,100	—	—
	50,000	—	—	7.80	January 8, 2013	June 8, 2007	53,375	1,381,345	—	—
	45,000	—	—	10.08	June 24, 2013	July 2, 2007	32,500	841,100	—	—
	—	—	—	—	—	January 2, 2008	49,500	1,281,060	—	—
	—	—	—	—	—	July 1, 2008	45,000	1,164,600	—	—
	—	—	—	—	—	October 1, 2008	6,750	174,690	—	—
	—	—	—	—	—	January 2, 2009	80,000	2,070,400	—	—
	—	—	—	—	—	July 1, 2009	85,000	2,199,800	—	—

Douglas J. Jacobson	—	—	—	—	—	January 3, 2007	23,750	614,650	—	—
	—	—	—	—	—	June 8, 2007	45,640	1,181,163	—	—
	—	—	—	—	—	July 2, 2007	24,000	621,120	—	—
	10,000	—	—	10.08	June 24, 2013	July 1, 2008	34,500	892,860	—	—
	—	—	—	—	—	October 1, 2008	5,175	133,929	—	—
	—	—	—	—	—	January 2, 2009	65,000	1,682,200	—	—
	—	—	—	—	—	July 1, 2009	70,000	1,811,600	—	—

J. Mark Lester	—	—	—	—	—	January 3, 2007	23,750	614,650	—	—
	—	—	—	—	—	June 8, 2007	45,640	1,181,163	—	—
	—	—	—	—	—	July 2, 2007	23,750	614,650	—	—
	—	—	—	—	—	July 1, 2008	32,250	834,630	—	—
	—	—	—	—	—	October 1, 2008	4,837	125,182	—	—
	—	—	—	—	—	January 2, 2009	50,000	1,294,000	—	—
	—	—	—	—	—	July 1, 2009	50,000	1,294,000	—	—

(a)	By their terms, the restricted stock awards granted on, January 3, 2006, July 3, 2006, January 3, 2007, July 2, 2007, January 2, 2008, July 1, 2008 October 1, 2008, January 2, 2009 and July 1, 2009 vest ratably over four years from the date of the award. The 2006 Long Term Incentive Awards granted June 8, 2007 vest 50% on August 25, 2009 and the remaining 50% on August 25, 2011. Mr. Lester forfeited 45,640 shares remaining in his 2006 Long Term Incentive Award when he retired effective January 31, 2010.

(b)	The value shown is based on the closing price of the Company’s common stock on December 31, 2009 of $25.88 per share.

Option Exercises and Stock Vested Table for 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Aubrey K. McClendon	—	$ —	661,250	$12,050,200
Marcus C. Rowland	—	—	49,750	938,863
Steven C. Dixon	45,000	1,073,414	158,625	3,185,204
Douglas J. Jacobson	16,125	267,499	186,740	3,318,973
J. Mark Lester	—	—	81,753	1,746,797

(a)	Amount determined by subtracting the aggregate exercise price of such options from the market value of the underlying shares of common stock on the exercise date.

(b)	The value shown is based on the closing price of the Company’s common stock on the vesting dates.

Post-Employment Compensation

As discussed in our Compensation Discussion and Analysis, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement, incapacity or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements and our long term incentive and deferred compensation plans. The discussion below describes these arrangements.

Termination without Cause

The Company may terminate its employment agreements with its NEOs at any time without cause; however, upon such termination the executive officer is entitled to continue to receive the following:

•

Mr. McClendon. Base Compensation (defined as base salary on the date of termination plus annual bonus compensation received during the twelve-month period preceding the termination date) and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table), and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

•

Other Named Executive Officers. Base salary for 52 weeks, immediate vesting of all unvested equity awards and deferred compensation, plus acceleration of any unpaid installments of the 2008 Incentive Award.

Change of Control

A Change of Control is defined in our NEOs’ employment agreements to include:

(1) a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan or, in the case of the employment agreements of NEOs other than Mr. McClendon, an acquisition by or sponsored by Mr. McClendon;

(2) a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3) the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, and (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4) the approval by the shareholders of a complete liquidation or dissolution of the Company.

Upon a change of control, the executive officer is entitled to the following:

•

Mr. McClendon. If within three years after a change of control, any one of the events described below occurs (each a “Change of Control Termination”), a severance payment in an amount equal to three times his Base Compensation paid over the remaining term of the agreement (unless Mr. McClendon elects to be paid in a lump sum) and immediate vesting of his unvested equity compensation and deferred compensation:

•	his employment agreement expires in accordance with its terms;

•	his employment agreement is not extended and he resigns within one year after such non-extension;

•	a required relocation of more than 25 miles from his then current place of employment;

•	a default by the Company under his employment agreement;

•	the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or

•	after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

•

Other Named Executive Officers. A severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) bonus compensation paid to the executive during the twelve-month period immediately prior to the change of control. In addition, all unvested equity compensation and deferred compensation will immediately vest and the remaining unpaid portion of the 2008 Incentive Award will be paid in a lump sum.

Retirement

Upon retirement after the attainment of age 55, the executive officer will be eligible for immediate vesting of unvested deferred compensation and equity compensation, with the exception of restricted stock awarded to Messrs. Dixon, Lester and Jacobson under the 2006 Long Term Incentive Program on June 8, 2007.

If Mr. McClendon retires from the Company prior to December 31, 2013, within 180 days after his retirement date, Mr. McClendon would be required to pay to the Company an amount equal to the original $75 million amount of the FWPP incentive award multiplied by a percentage equal to the number of full calendar months remaining between his termination date and December 31, 2013 divided by 60 months.

Incapacity

If the executive officer becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform the duties set out in his or her employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his or her services. In the event such a termination should occur, the executive officer is entitled to receive the following; which will be reduced by any benefits payable under disability plans provided by the Company:

•

Mr. McClendon. Base Compensation and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table for 2009), and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

•

Other Named Executive Officers. A lump sum payment of 26 weeks of base salary. In addition, the executive officer’s unvested equity compensation and unvested Company matching contributions under the deferred compensation plan will immediately vest, and any remaining unpaid portion of the 2008 Incentive Award will be paid in a lump sum. For Mr. Rowland, personal accounting support benefits would continue for 180 days.

Death

If an executive officer dies during the term of the agreement, the executive’s estate is entitled to receive the following:

•	Mr. McClendon. Continuation of base salary and accounting support for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

•

Other Named Executive Officers. A lump sum payment of 52 weeks of base salary. In addition, the executive officer’s unvested equity compensation and unvested Company matching contributions under the deferred compensation plan will immediately vest and any remaining unpaid portion of the 2008 Incentive Award will be paid in a lump sum.

The executive officers’ employment agreements also provide for a six-month non-competition period after termination of employment and prohibit disclosure of confidential information for a three-year period (or, with respect to Mr. McClendon, a one-year period) following the termination of the agreement. However, in accordance with Mr. McClendon’s employment agreement, compensation due to Mr. McClendon as a result of a termination without cause, change of control or his incapacity would be paid out over the then remaining term of his employment agreement, which extends his agreement not to compete with the Company through the term of such payment, plus six months. In addition, the agreements with our executive officers contain non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2009.

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance(b)	$14,630,000	$8,778,000	$—	$14,630,000	$975,000
Potential 2008 Well Cost Incentive Award Clawback	—	—	(60,000,000)	—	—
Acceleration of Equity Compensation:
Restricted Stock Awards	44,545,950	44,545,950	—	44,545,950	44,545,950
Deferred Comp Plan Matching	941,566	941,566	—	941,566	941,566
Benefits and Perquisites:
Benefit Continuation(c)	3,167,637	—	—	3,167,637	623,366
Accrued Vacation Pay	78,339	78,339	78,339	78,339	78,339
Personal Travel on Fractionally-Owned Company Aircraft(b)	2,229,920	—	—	2,229,920	—

Total	$65,593,412	$54,343,855	$(59,921,661)	$65,593,412	$47,164,221

(a)	Assumes the occurrence of a Change of Control Termination following a change of control.

(b)	Amounts and benefits payable under Termination without Cause and Incapacity of Executive will be paid over the balance of the term of the employment agreement (a five-year period assumed). Amounts payable as a result of incapacity would be reduced by any benefits payable under disability plans provided by the Company.

(c)	Amounts consist of health, life and disability insurance benefits and personal accounting support.

Marcus C. Rowland

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,442,000	$—	$430,000	$860,000
Acceleration of 2008 Incentive Award	7,209,375	7,209,375	—	7,209,375	7,209,375
Acceleration of Equity Compensation:
Restricted Stock Awards	7,291,690	7,291,690	7,291,690	7,291,690	7,291,690
Deferred Comp Plan Matching	678,108	678,108	678,108	678,108	678,108
Benefits and Perquisites:
Accrued Vacation Pay	10,875	10,875	10,875	10,875	10,875

Total	$16,050,048	$19,632,048	$7,980,673	$15,620,048	$16,050,048

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,442,000	$—	$430,000	$860,000
Acceleration of 2008 Incentive Award	7,209,375	7,209,375	—	7,209,375	7,209,375
Acceleration of Equity Compensation:
Restricted Stock Awards	10,536,395	10,536,395	—	10,536,395	10,536,395
Deferred Comp Plan Matching	674,278	674,278	—	674,278	674,278
Benefits and Perquisites:
Accrued Vacation Pay	5,075	5,075	5,075	5,075	5,075

Total	$19,285,123	$22,867,123	$5,075	$18,855,123	$19,285,123

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$4,002,000	$—	$400,000	$800,000
Acceleration of 2008 Incentive Award	7,209,375	7,209,375	—	7,209,375	7,209,375
Acceleration of Equity Compensation:
Restricted Stock Awards	6,937,522	6,937,522	5,756,359	6,937,522	6,937,522
Deferred Comp Plan Matching	596,948	596,948	596,948	596,948	596,948
Benefits and Perquisites:
Accrued Vacation Pay	40,801	40,801	40,801	40,801	40,801

Total	$15,584,646	$18,786,646	$6,394,108	$15,184,646	$15,584,646

J. Mark Lester

The table below shows the compensation that was paid to Mr. Lester in connection with his retirement from the Company. On the last trading day of January 2010, 160,212 shares of Mr. Lester’s restricted stock vested with an aggregate vest date fair value of $3,970,053.

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	n/a	n/a	$ —	n/a	n/a
Acceleration of 2008 Incentive Award	n/a	n/a	—	n/a	n/a
Acceleration of Equity Compensation:
Restricted Stock Awards	n/a	n/a	3,970,053	n/a	n/a
Deferred Comp Plan Matching	n/a	n/a	563,848	n/a	n/a
Benefits and Perquisites:
Accrued Vacation Pay	n/a	n/a	11,923	n/a	n/a

Total	n/a	n/a	$4,545,824	n/a	n/a

In addition to the amounts shown above, the NEOs would have been entitled to receive the distributions reflected in the Aggregate Balance at Last Fiscal Year-End column of the Nonqualified Deferred Compensation Table for 2009 on page 49 (payments of which may be deferred to satisfy the provisions of Section 409A or made over time pursuant to individual elections).

Under the terms of each NEO’s equity award agreements, in the event that acceleration of vesting of an award is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, he will be entitled to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed as a result of the vesting acceleration. Assuming the above listed termination scenarios occurred as of December 31, 2009, the NEOs would not have been entitled to a tax gross-up payment. The executive officers’ employment agreements do not include tax gross-up provisions.

Nonqualified Deferred Compensation Table for 2009

Name	Executive Contribution in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(b)
Aubrey K. McClendon	$416,750	$416,750	$1,934,471	$ —	$5,931,087
Marcus C. Rowland	311,000	311,000	711,776	—	3,394,200
Steven C. Dixon	311,000	311,000	793,305	—	3,033,524
Douglas J. Jacobson	278,000	278,000	513,846	—	1,981,601
J. Mark Lester	256,250	256,250	725,518	—	2,593,373

(a)	Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table. Company matching contributions are included as compensation in the All Other Compensation column of the Summary Compensation Table.

(b)	The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers as follows: Mr. McClendon $2,006,875, Mr. Rowland $1,205,281, Mr. Dixon $785,312, Mr. Jacobson $682,005 and Mr. Lester $663,255.

The Company maintains the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “DCP”), a nonqualified deferred compensation plan. In 2009, the Company matched employee contributions to the DCP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee’s base salary and bonus in the aggregate for the 401(k) plan and the DCP. Each quarterly matching contribution vests at the rate of 25% per year over four years from the date of each contribution. At age 55 with at least 10 years of service with the Company, all currently unvested and future matching contributions are deemed 100% vested.

Non-employee directors are able to defer up to 100% of director fees into the DCP. Governor Keating deferred 100% of his 2009 cash retainer and meeting fees into the DCP. Director contributions to the DCP are not eligible for matching contributions.

Participant contributions to the plan are held in Rabbi Trusts. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2009, the benchmark investments and their respective notional annual rates of return for the DCP were the following:

Benchmark Investment	2009 Rate of Return
3 Month T-Bill Index	0.16%
Barclays Capital US Aggregate Bond Index	5.93%
Barclays U.S. TIPS Index	11.41%
Russell 1000 Value Index	19.69%
S&P 500 Index	26.01%
Russell 1000 Growth Index	37.21%
Russell Midcap Value Index	34.21%
Russell Midcap Growth Index	46.29%
Russell 2000 Value Index	20.58%
Russell 2000 Growth Index	34.47%
MSCI EAFE Value Index	29.56%
MSCI EAFE Growth Index	25.48%
S&P GSCI U.S. Commodity Index	13.49%

Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 20 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the plan upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the plan, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under Mr. McClendon’s employment agreement, his unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause, his death or his incapacity. Employees who are considered “key employees” for purposes of Section 409A of the Internal Revenue Code must wait six months after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the amended and restated plan are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the plan.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions with Related Persons

The Company has adopted a written policy and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) its directors, executive officers, and greater than 5% shareholders and their immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or beneficially owning less than 10% of the equity of another entity, excluding a partnership). The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders.

In determining whether to approve or ratify a transaction, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to the Company, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The policy also provides for the delegation of its authority to the chairman of the Audit Committee for any related person transaction requiring pre-approval or ratification between meetings of the Audit Committee.

The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to consider whether they continue to be in compliance with the policy and remain appropriate. The Audit Committee has reviewed and pre-approved certain transactions, including (i) the Company’s employment of executive officers and immediate family members of executive officers, directors and more than 5% shareholders if the Compensation Committee has approved the person’s compensation; (ii) operator services provided by a related person or the Company if pursuant to the same terms applicable to all working interest or other owners; and (iii) Mr. McClendon’s participation in the FWPP (which is overseen by the Compensation Committee).

Founder Well Participation Program

On June 10, 2005, our shareholders approved the Founder Well Participation Program (the “FWPP”) which permitted the Company’s two founders, Aubrey K. McClendon and Tom L. Ward, to continue participating as working interest owners in new natural gas and oil wells drilled by the Company. The FWPP is a continuation of the well participation program previously documented in the founders’ employment agreements and initiated by the Company in connection with its initial public offering in February 1993. Mr. Ward’s participation rights terminated on August 10, 2006, following the expiration of his covenant not to compete as a result of his resignation as a director and the President and COO of the Company. As discussed in “Executive Compensation—Compensation Discussion and Analysis,” the Company believes the FWPP fosters and promotes the development and execution of the Company’s business. Mr. McClendon has participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000 and subject to the working interest limitations described in the paragraph below.

Under the FWPP, Mr. McClendon is permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar year. In order to participate, prior to the beginning of each year Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and the percentage working interest which he proposes to participate with during the year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%.

The FWPP is administered and interpreted by the Compensation Committee of the Board. In addition, the Board, in its sole discretion, may take any action with respect to the FWPP that would otherwise be the responsibility of or delegated to the Compensation Committee. The Board of Directors has the right to terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment which, in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). The right to participate in the FWPP can only be assigned by Mr. McClendon to an affiliate designated as such in accordance with the FWPP.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he agrees to pay all joint interest billings immediately on receipt of the Company’s invoice and to prepay amounts owing to a third party operator if the Company is required to prepay any such costs. The amount paid by Mr. McClendon for the acreage assigned in connection with his participation in the FWPP is equal to the following amount computed on a per acre basis: (a) all direct third party costs paid by the Company net of acreage sale proceeds and capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount is recomputed as of the first day of each calendar year and reviewed for adjustment quarterly by the Company and submitted to the Compensation Committee for approval. All other costs are billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular well, and such amounts paid by Mr. McClendon in connection with his participation in a well are on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such well or similar wells operated by the Company.

The following table sets forth, with respect to Mr. McClendon’s FWPP interests (including interests from participation programs that were predecessors to the FWPP), the natural gas and oil revenues he received, lease operating expenses he paid, the resulting net cash flow before capital expenditures, capital expenditures he paid and net cash flow after capital expenditures during the first quarter of 2010 and each of the three years in the period ended December 31, 2009.

	First Quarter 2010	2009	2008	2007
Natural gas and oil revenues	$29,174,340	$87,856,431	$171,513,367	$92,817,072
Lease operating expenditures	(6,408,578)	(19,481,167)	(22,617,688)	(13,676,003)

Net cash flow	22,765,762	68,375,264	148,895,679	79,141,069
Capital expenditures	(40,932,863)	(184,468,839)	(212,634,566)	(170,659,274)

Net after capital expenditures	$(18,167,101)	$(116,093,575)	$(63,738,887)	$(91,518,205)

The foregoing information has been derived solely from the Company’s records. Accordingly, it may not include all revenues and expenses for FWPP interests that are not operated by the Company, and it may include revenues and expenses for previous FWPP interests currently owned by others for which such ownership change has not been communicated to the Company for reflection in the Company’s records. Mr. McClendon’s FWPP interests are his personal assets and the Company does not restrict sales, dispositions or financing transactions involving FWPP interests previously assigned by the Company. Accordingly, the foregoing amounts include revenue attributable to volumetric production payments owed to third parties under transactions that Mr. McClendon has entered into from time to time. Mr. McClendon pays the Company for lease operating expenses and capital expenditures related to his FWPP interests promptly upon receipt of each invoice. There was no amount owed to the Company by Mr. McClendon for FWPP invoices at any month-end in the first quarter of 2010 or in the three years ended December 31, 2009.

While Mr. McClendon’s cumulative expenditures under the FWPP and predecessor programs have significantly exceeded cumulative monthly production revenues to date, Mr. McClendon believes the present value of the future net revenue (pre-tax) of the estimated proved developed producing reserves attributable to his FWPP interests in Company wells at December 31, 2009, discounted at 10% per year and based on prices and costs in effect at such date, was approximately $108 million. This present value calculation is based on the same 12-month average natural gas and oil prices and reserve volumes used by the Company in reporting its proved reserves in the same properties. As indicated in the Company’s Form 10-K for the year ended December 31, 2009 and other filings with respect to estimates of the Company’s proved natural gas and oil reserves, any computation of proved reserves is an estimate, subject to a large number of variables and not a reflection of market value. Mr. McClendon owns a large number of small interests as a non-operator and does not engage independent oil and gas reservoir engineers to assist him with his estimation of the proved reserves associated with his FWPP participation interests. Moreover, the value of Mr. McClendon’s FWPP proved reserves would depend on the specific circumstances of a disposition, current natural gas and oil price expectations and other market factors.

Other Relationships and Transactions

The Audit Committee has approved or ratified the transactions described below in accordance with its policy on transactions with related persons.

The Company is a founding sponsor of the Oklahoma City Thunder, a National Basketball Association franchise owned and operated by The Professional Basketball Club, LLC (“PBC”). Mr. McClendon has a 19.2% equity interest in and is a non-management member of the PBC. The Company paid $3,819,948 in 2009 and $1,273,317 in 2010 pursuant to its sponsorship agreement for the Oklahoma City Thunder’s 2009-2010 regular season and will pay an additional $267,588 in connection with home playoff games in April 2010. As a founding sponsor, the Company received television and radio advertising for local broadcasts of Thunder games, arena advertising space, advertising in game-day programs and on the team website, team participation in a Company-sponsored community event, game tickets and use of an arena suite. In addition to the advertising and promotional activities related to its sponsorship of the Oklahoma City Thunder, the Company believes the sponsorship provides valuable support to the local community and contributes to employee morale.

The Oklahoma City Thunder is the first major-league professional sports franchise to permanently reside in Oklahoma, and the Company recognizes our CEO’s efforts, through PBC, to bring the team to Oklahoma City. However, Mr. McClendon’s ownership was not the determining factor in the Company’s decision to sponsor the team. After Hurricane Katrina caused significant damage to the Superdome in New Orleans in 2005, the New Orleans Hornets (another National Basketball Association franchise) was temporarily relocated to Oklahoma City for two consecutive seasons, during which the Company sponsored the Hornets in a manner similar to its current sponsorship of the Thunder. The Company also supports the minor league professional baseball and hockey teams based in Oklahoma City because the Company values the cohesiveness that professional sports teams have brought to the central Oklahoma community. We strive to be a premier employer and community-minded company in Oklahoma City, and, therefore, believe our sponsorship of the Thunder and support of the other professional sports teams in Oklahoma City, along with our many partnerships and gifts that benefit community development, education, health and medical and social services, all contribute to this goal.

Governor Keating’s son, Chip Keating, was employed by the Company in a non-executive position during 2009. His total cash compensation for 2009 was $251,515. Mr. Keating voluntarily terminated his employment with the Company in March 2010 to pursue other business opportunities.

The Company is a significant employer in Oklahoma City with over 3,300 employees in the greater Oklahoma City area. We seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees.

VOTING ITEM 2—PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to approve an amendment to our Long Term Incentive Plan (the “LTIP”) to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 31,500,000 shares to 37,500,000 shares. The additional shares requested will allow the Company to continue to provide stock-based compensation to its employees, consultants and non-employee directors during the next two years.

Our shareholders initially approved the LTIP on June 10, 2005 and have approved amendments to increase the shares available under the LTIP each year thereafter. Our Board approved the amendment, subject to shareholder approval, at its meeting on March 4, 2010. The full text of the LTIP, as proposed to be amended, is included as Exhibit A to this proxy statement.

Over the past 25 years, industry and global economic factors have resulted in a significant drop-off in enrollment in critical technical undergraduate programs such as petroleum engineering and the geosciences. While enrollment is now increasing in those areas, the outcome has been a well-documented “experience gap”. U.S.-based energy companies find themselves with a predominance of technical staff that is approaching retirement and only relatively inexperienced staff on hand to replace them. The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent by 1) attracting highly-qualified new industry professionals; 2) rewarding and retaining our experienced professionals; and 3) properly developing our less experienced professionals and assuring the transfer of knowledge from the experienced to the less-experienced staff. A publication by Ernst & Young LLP on Strategic Business Risks for Oil and Gas in 2008 noted, “…[human resources] professionals can build benchmark quality programs to recruit, train, develop, and advance skilled employees. Such programs form the foundations on which companies can develop their reputation as employers of choice. Those oil and gas companies known as employers of choice will have an advantage in attracting and retaining talent.”

Chesapeake meets this talent challenge through a comprehensive human resource strategy that addresses the problem on multiple fronts—from developing our own training programs for rig hands and land brokers to investing in partnerships with colleges and universities across the country to encourage students to pursue careers in energy-related fields and providing compensation packages that attract, motivate and retain top talent. We have also built a culture rich with opportunity while promoting work-life balance, and we have invested in the communities where we operate and where our employees live. Such a culture makes Chesapeake an employer of choice when we are recruiting new talent and is supported by the Company’s inclusion in the Fortune 100 Best Companies to Work For® in 2008, 2009 and 2010.

One key component of our human resource strategy is to reward and retain our workforce through the issuance of restricted stock awards. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

As the Company’s assets and revenues have grown over the past several years, so have the number of employees, with the Company now employing over 8,600 employees, an addition of 7,400 employees since 2003, approximately a 617% increase. Most employees of the Company receive grants of restricted stock upon joining the Company and semi-annually thereafter. The rapid growth of the Company, combined with the extreme competition in the industry for highly-qualified talent, as discussed previously, has dramatically increased the importance of equity-based compensation as a key component for employee recruitment and retention. If the amendment to the LTIP is not approved by shareholders, the Company will no longer be able to provide equity compensation to its employees and directors. Thus the Board and management believe that approval of the amendment to the LTIP is crucial to the Company’s ability to execute its business plan and growth strategy. As discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, the Compensation Committee believes that equity grants are an important component of the Company’s executive compensation design. The Board and management believe that stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The additional 6,000,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represent less than 1.0% of our outstanding common shares and less than 0.9% of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our convertible preferred stock and convertible senior notes into common stock at the current conversion prices).

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

	LTIP		2003 Stock Incentive Plan		Terminated Plans	Total
Outstanding stock options, 12/31/09	125,000		—		2,157,852	2,282,852
Granted	—		—		—	—
Exercised	—		—		(150,745)	(150,745)
Canceled/forfeited	—		—		—	—

Outstanding stock options, 4/15/10	125,000		—		2,007,107	2,132,107

Shares available for future awards, 12/31/09	8,012,464		618,282		—	8,680,746	(1)
Regular semi-annual and new hire awards	(3,997,685	)(2)	(95,817	)(2)	—	(4,093,502)
Canceled/forfeited/traded for taxes	1,084,606		198,727		—	1,283,333

Shares available for future awards, 4/15/10(3)	5,099,385		721,192		—	5,870,577	(1)

(1)	Amount includes 50,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. Because only unrestricted stock is awarded from this plan, there are no unvested awards or any outstanding options under this plan.

(2)	Amounts represent shares of restricted stock awarded company-wide on January 4, 2010 and to newly hired employees on the last trading days of January, February and March 2010.

(3)	As of the record date, the Company had 20,413,028 shares of granted, but unvested, restricted stock outstanding.

As of the record date, the weighted average exercise price of all outstanding stock options is $8.54 per share and the weighted average remaining contractual life is approximately two and a half years.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the Compensation Committee of the Board of Directors. The compensation of non-employee directors currently includes the annual award of 12,500 shares of restricted common stock from the LTIP, as described on page 16 under “2009 Directors’ Compensation.” Other than such director equity compensation, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards. Although we have only made awards to two consultants from the LTIP in the past, we believe the number of consultants eligible for award under the plan is less than ten consultants.

In addition to increasing the number of shares of common stock available for issuance, the proposed amendment to the LTIP would increase the number of shares of common stock that may be granted to any participant in any calendar year either underlying options and stock appreciation rights or pursuant to restricted stock, performance awards or other stock awards. Although the number of shares available for issuance has been increased several times over the past five years, the number of shares of common stock that may be granted to any participant in any calendar year has not been increased and, in fact, was decreased in 2006. We believe that the single participant limit is disproportionate to the total number of shares available under the LTIP and are proposing an increase to the single participant limit to 1,000,000 shares from 750,000 shares to address this issue.

The following is a summary of the material terms of the LTIP as proposed to be amended. The amendments to the LTIP are:

•	an increase in the number of shares of common stock available for issuance; and

•

an increase in the number of shares of common stock that may be granted to any participant in any calendar year either underlying options and stock appreciation rights or pursuant to restricted stock, performance awards or other stock awards.

Plan Features

Administration. The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Board may designate another committee or committees to administer the Plan with respect to non-executive officers. The Board has designated the Employee Compensation and Benefits Committee (the “ECBC”) to grant and determine the terms and conditions of awards granted to employees who are not executive officers. The Compensation Committee and ECBC are collectively, the “Committee”. Messrs. Whittemore and Maxwell and Governor Keating serve as the Compensation Committee and Mr. McClendon serves as the ECBC for the purpose of granting equity awards to employees who are not executive officers. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants. As of the record date, the Company had over 8,100 employees (eight of whom were executive officers) and seven non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award. The aggregate number of shares of common stock which are available for award under the LTIP will not exceed 37,500,000 shares, an increase of 6,000,000 shares from the presently authorized 31,500,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year will not exceed 1,000,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year will not exceed 1,000,000 shares, in each case an increase of 250,000 shares.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock; (ii) are ultimately paid in cash rather than common stock; (iii) are surrendered in order to satisfy payment of the exercise price of an option; or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards. The LTIP authorizes the issuance of the following types of awards:

•

Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

Incentive stock options may only be granted to employees. The aggregate fair market value (determined as of the grant date) of the stock which an optionee may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

•

Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

•

Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

•

Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

•

Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

•

Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria. The total amount of all cash awards made under the LTIP, in the aggregate, will not exceed $10 million.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents. The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control. Upon the occurrence of a fundamental transaction or a change of control, (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards will lapse; and (iii) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for our common stock or our common stock no longer being issued.

Termination and Amendment. The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards. The Committee has the sole discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability or involuntary termination.

Transferability. Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences. Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the Internal Revenue Service, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate

Over the three year period from 2007 through 2009, the average annual percentage of the Company’s outstanding common stock that was issued under the Company’s various equity incentive plans, also known as the Company’s “burn rate”, was 1.70%, excluding the one-time awards of restricted stock in 2007 to employees (other than our CEO and CFO) under our 2006 Long Term Incentive Program, and was 2.70% when the 2007 awards were included. Our burn rate in 2009 was 1.85%. We calculated our burn rate by (a) applying a factor of one and a half (1.5) to restricted stock awards of Chesapeake’s common stock during the calendar year and (b) dividing the resulting number by the total number of shares of Chesapeake’s common stock outstanding at the end of such year as reported in our year-end financial statements. In connection with our seeking shareholder approval of the current amendment to the LTIP, the Board of Directors’ stated intent is to limit the Company’s average annual burn rate over the next three fiscal years (2010-2012) to not more than 2.62% of the weighted average number of shares as of the end of each such fiscal year calculated by applying the factor of one and a half (1.5) to restricted stock awards. 2.62% is RiskMetrics’ average allowable burn rate cap over 2009 and 2010 for our industry.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,130,047	$9.49	8,680,746	(1)
Equity compensation plans not approved by shareholders	1,152,805	$7.25	—

Total	2,282,852	$8.36	8,680,746

(1)	Consists of 8,012,464 shares available under the LTIP pursuant to the types of awards described on pages 57 and 58, 618,282 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan and 50,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. As shown in the table on page 55, only 5,870,577 shares remain available for issuance under the LTIP, 2003 Stock Incentive Plan and 2003 Stock Award Plan for Non-Employee Directors after awards made to employees in the first quarter of 2010.

The material features of all our plans are described in note 8 of the notes to our financial statements included in our 2009 annual report on Form 10-K.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP. In addition, the New York Stock Exchange requires that the total votes cast on this proposal must represent greater than 50% of all shares entitled to vote. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares of common stock entitled to vote.

VOTING ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the annual meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accountants, the Audit Committee will consider whether to engage another registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our shareholders.

Aggregate fees for professional services rendered for the Company by PwC in 2009 and 2008 were:

	2009	2008
Audit(1)	$2,468,600	$2,205,706
Audit-related(2)	71,000	220,299
Tax	—	—
All other	—	—

Total	$2,539,600	$2,426,005

(1)	Fees were for audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2009, $1,674,000 related to the annual audit, $156,000 related to interim reviews, $115,600 related to services provided in connection with our issuance of securities, and $523,000 related to the audit of subsidiaries of the Company and the formation of a joint venture partnership. In 2008, $1,609,706 related to the annual audit, $150,000 related to interim reviews, $306,000 related to services provided in connection with our issuance of securities, and $140,000 related to the audit of a subsidiary of the Company.

(2)	In 2009, this amount related to the audits of employee benefit plans. In 2008, $77,000 related to the audits of employee benefit plans, $64,599 related to a diagnostic study of the impact of the potential conversion to International Financial Reporting Standards, and $78,700 related to consultation on accounting for a certain transaction.

The Audit Committee pre-approves audit and non-audit services provided by the Company’s independent public accountants. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SHAREHOLDER PROPOSALS

HOW TO SUBMIT SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2011 annual meeting, a shareholder’s proposal must be received not later than January 12, 2011 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary.

In addition, the Bylaws provide that any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws, including information concerning the nominee or proposal, as the case may be, the shareholder’s ownership of and agreements related to our common stock, any material interest of the shareholder in the proposal and any arrangements between such shareholder and any other persons in connection with the proposal or nomination of the candidates, as the case may be.

The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2011 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than February 11, 2011 and no later than March 13, 2011. The chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS FOR THE MEETING

Shareholders identified below have submitted the following proposals to be voted upon at the meeting. Some of the proposals contain assertions about the Company that we believe are incorrect. We have not attempted to refute all of these inaccuracies. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them.

THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSALS FOR THE REASONS STATED AFTER EACH PROPOSAL.

VOTING ITEM 4—SHAREHOLDER PROPOSAL RELATING TO ANNUAL CASH BONUSES TO NAMED EXECUTIVE OFFICERS

The Chief Investment Officer of The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, Pennsylvania 19102-1721, beneficial owner of 10,050 shares of the Company’s common stock, has advised us that he intends to submit the following proposal at the meeting:

RESOLVED that shareholders of Chesapeake Energy Corporation (“the Company”) urge the Compensation Committee (the “Committee”) to adopt a policy to promote a longer-term perspective in annual cash bonus payments (“bonuses”) to named executive officers (“NEOs”). The policy should provide that:

1. In calculating bonuses to NEOs, the Committee shall assign target and maximum bonus award levels and specific weights to the performance goals approved by the Board of Directors at the beginning of the year.

2. Bonuses to NEOs shall not be paid in full for a period of three years (the “Deferral Period”) following the end of the performance period;

3. The Committee shall develop a methodology for (a) determining what proportion of bonuses should be paid immediately, (b) adjusting the remainder of the bonuses over the Deferral Period to reflect performance during the Deferral Period on performance goals and (c) paying out the remainder of the bonuses, adjusted if required, during and at the end of the Deferral Period; and

4. The adjustment described in 2(b) should focus on the quality and sustainability of performance on the performance goals that were used to calculate the bonuses.

Shareholder’s Supporting Statement

As long-term shareholders, we support compensation policies that promote the creation of sustainable value and reflect the Company’s performance.

According to page 38 of the 2009 proxy statement, semi-annual cash bonuses are awarded to executive officers based on a subjective evaluation of the performance of the Company and not on objective Company or individual performance criteria or targets. The cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement. No single company or individual performance measure is given more weight than another. The Committee is not prohibited from awarding cash bonuses to an executive even if the executive’s performance in any given area is poor during the relevant review period.

This proposal urges that bonuses be changed to encourage a longer-term orientation on the part of senior executives. Specifically, the proposal asks that the Committee assign target and maximum bonus award levels and specific weights to performance goals and that the Committee develop a system for holding back some portion of each bonus for a period of three years and adjusting the unpaid portion to account for performance during that period. The proposal gives the Committee discretion to set the terms and mechanics of this process.

According to Proxy Governance Inc.’s report on the Company’s 2009 annual meeting, the Company has underperformed its peers for the past five years in terms of total shareholder return and the average compensation paid to the Chief Executive Officer for the past three years was

393% above the median for its peers. In 2008, the CEO received $76.9 million in bonuses despite the stock price dropping from $40 per share at the start of the year to just over $16 at year end.

We urge the shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to Voting Item 4

While the Board is in complete agreement with the proponent that compensation policies should promote the creation of sustainable value and reflect the Company’s performance, for the reasons discussed below, the Board believes that the proponent’s proposal is not in the best interest of the Company and recommends that shareholders vote against Voting Item 4.

This management team has directed the Company’s achievement in becoming the second largest producer of natural gas in the U.S. (second only to ExxonMobil, including the production it will obtain when it acquires XTO). The Company’s place as an innovative industry leader was recognized this past year at the 11th annual Platts Global Energy Awards where we were named Energy Producer of the Year for the second time in the past three years and also received the prestigious Industry Leadership Award for 2009. The Energy Producer of the Year Award specifically recognizes excellence in the upstream energy sector for companies that have set world-class standards in exploring for and finding new resources, maximizing technical excellence and innovation in resource extraction, and bringing complex or difficult projects to completion on schedule and in budget. The Company was also a finalist for the Deal of the Year, CEO of the Year and Community Development Program of the Year awards. Such achievements are a reflection of the extraordinary performance of the Company and its management team over many years, which the Board believes validates the effectiveness of the Company’s current compensation practices in encouraging a “long-term orientation” which has created sustainable value for shareholders since our inception in 1989. Other Company operations successes and awards are listed beginning on page 24, and the performance graph included in our 2009 annual report shows that the Company’s stock price outperformed its peer group and the S&P 500 over the ten years ended in 2009.

The Board believes that the Company’s existing executive compensation program, which consists of both short-term compensation in the form of base salaries and discretionary semi-annual cash bonuses and long-term compensation in the form of restricted stock awards, optimally incentivizes management to carry out the Company’s business in a manner that maximizes the Company’s long-term performance. Further, while the Company’s semi-annual cash bonuses for NEOs typically provide less than 20% of the total cash and equity compensation in a given year, the Board believes they are an integral part of the Company’s executive compensation package and are highly effective in rewarding short-term performance. The Board believes that the equity component of the existing executive compensation program, which takes the form of restricted stock that vests over four years, appropriately aligns the long-term interests of the executives with those of the Company and its shareholders and is the most suitable form of compensation to “promote a longer-term perspective”, as the proponent desires, in our NEOs.

Additionally, the Board believes strongly that an executive compensation system that bases cash bonuses solely on objective performance goals is not appropriate for the Company. The Company’s compensation program is designed to take into consideration and reward the following performance factors:

•

Individual performance—for example, the executive’s contributions to the development and execution of the Company’s business plan and strategies, performance of the executive’s department or functional unit, level of responsibility and longevity with the Company;

•	Company performance—including operational performance of the Company, with respect to our production, reserves, operating costs, drilling results, risk management activities and asset acquisitions and monetizations as well as financial performance of the Company with respect to our cash flow, net income, cost of capital, general and administrative costs and common stock price performance; and

•	Intangibles—for example, leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

The Compensation Discussion and Analysis beginning on page 23 of this proxy statement contains a thorough explanation of the content and rationale behind the Company’s existing executive compensation policies. The Compensation Committee has reviewed the potential incorporation of objective performance criteria into the Company’s executive compensation program and determined that the Company’s current compensation arrangements are in the best interests of the Company for the following reasons, among others:

•

Objective performance criteria cannot differentiate the executive officers’ individual and collective contributions to the Company from the impact of external factors beyond the Company’s control (for example, extreme economic crises and the volatility in natural gas and oil prices); and

•

Reliance on objective metrics (for example, natural gas production) may encourage the executive officers to take operational risks that could be contrary to the long-term interests of the Company based on external factors that the executive cannot control (for example, increasing natural gas production during a period of uncertain or depressed pricing).

Accordingly, the Board continues to highly value the subjectivity that the Compensation Committee retains in its review of executive compensation and believes that the proposal, while possibly appropriate for some companies, is wrongly applied to the Company’s executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 4.

VOTING ITEM 5—SHAREHOLDER PROPOSAL REGARDING EXECUTIVE PARTICIPATION IN DERIVATIVE OR SPECULATIVE TRANSACTIONS INVOLVING THE COMPANY’S STOCK

Cornish F. Hitchcock, on behalf of Amalgamated Bank’s LongView LargeCap 500 Index Fund, 275 Seventh Avenue, New York, New York 10001), a beneficial owner of 149,636 shares of the Company’s common stock, has advised us that that he intends to submit the following proposal, which is co-sponsored by the Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, Connecticut 06106-1773, beneficial owners of 151,993 shares of the Company’s Stock, at the meeting:

RESOLVED: The shareholders of Chesapeake Energy Corporation (“Chesapeake Energy” or the “Company”) hereby ask the board of directors to adopt a policy to promote responsible use of company stock by named executive officers and directors, which policy would bar derivative or speculative transactions involving company stock, including but not limited to trading in puts, calls, covered calls or other derivative products; engaging in hedging or monetization transactions with respect to company stock; holding company stock in a margin account; or pledging company stock as collateral for a loan.

Shareholders’ Supporting Statement

As shareholders, we support executive compensation policies that reward good long-term performance and that align the interests of senior executives and directors with those of shareholders. We are concerned that this may not be happening at Chesapeake Energy.

In October 2008 Aubrey K. McClendon, the Chairman and CEO, was forced to meet margin calls through the forced sale of approximately 31,000,000 shares of Company stock. These margin calls wiped out virtually all of Mr. McClendon’s holdings of Chesapeake stock, which amounted to more than 5% of the Company’s outstanding shares. The sales netted more than $500,000,000, although the value was down from a peak of approximately $2 billion.

These margin calls meant that Mr. McClendon no longer satisfied the terms of his employment agreement, which required him to hold Company stock worth five times his salary plus bonus. Shortly after the margin calls, the board amended his contract to lower that requirement to twice his salary and bonus for 2009. The board also awarded Mr. McClendon a $75,000,000 bonus.

We are concerned about the Company’s lack of a policy to promote the use of company stock in ways that better align the interests of senior executives and directors with the interests of shareholders generally. Margin calls can occur when a company’s stock is already under pressure. If there is a margin call, a significant number of shares held by a senior executive or director may be suddenly dumped on the market, which can further depress the stock price. Such a result can be detrimental to shareholders as a whole. Similarly, if holdings in company stock are subject to hedging activity, senior executives and directors may be better protected against price drops than shareholders generally.

A number of companies have adopted a “responsible use of company stock” of the sort we advocate here, which RiskMetrics Group has also endorsed in its 2009 U.S. Voting Policy.

We urge you to vote FOR this resolution.

Board of Directors’ Statement in Opposition to Voting Item 5

The Board believes that stock-based compensation provides strong incentives for long-term performance that increases shareholder value while retaining executive officers and directors. The Board has implemented stock ownership guidelines (as described on page 37 of this proxy statement) for all executive officers and directors to ensure that the interests of the Company’s leadership and the Company’s shareholders remain aligned. Additionally, although a substantial amount of Mr. McClendon’s shares were sold in 2008 as a result of margin calls outside of his control, subsequent to those sales, he still owned more shares than any other director or officer of the Company and his interests continue to be aligned with those of shareholders. Furthermore, it is important to note that Mr. McClendon’s agreement to maintain a stock ownership investment of at least 500% of his salary and bonus compensation is more restrictive than many of his peers at comparable companies. While Mr. McClendon’s stock ownership level was temporarily reduced to 200% for 2009, the 500% level was restored in 2010 and he has been in compliance with his 2010 guideline since mid-2009. All the directors and executive officers are in compliance with their respective stock ownership guidelines.

Beyond the stock ownership guidelines that are in place, the Board believes that the Company should not interfere with the financial management of its executive officers’ and directors’ personally-owned Company stock. Furthermore, properly managed derivative positions and margin accounts can potentially provide officers and directors with liquidity for personal financial transactions without the need for liquidation of their underlying stock holdings, allowing the officers and directors to maintain control of (and potentially increase) their total stock ownership position. Shareholders are provided information regarding Company stock that has been margined by executives and directors (see page 23 of this proxy statement).

The proponents’ supporting statement discusses Mr. McClendon’s October 2008 margin calls and further states that “If there is a margin call, a significant number of shares held by a senior executive or director may be suddenly dumped on the market, which can further depress the stock price.” The

Board is not persuaded that Mr. McClendon’s margin calls, in isolation, had a material effect on the Company’s stock price. During September and October 2008, the U.S. stock market was under great pressure, natural gas prices were falling and natural gas exploration and production companies, such as the Company, were especially affected. Further, while 31 million of Mr. McClendon’s shares of Company stock were sold between October 8 and 10, they represented only 13% of the total volume of shares of Company stock traded during those three days. Considering the current levels of stock ownership by the Company’s insiders, the Board does not believe there is a reasonable basis for the proponents’ contention that an insider’s margin call would necessarily be detrimental to shareholders as a whole. Additionally, Mr. McClendon’s ability to utilize margin accounts allowed him to increase his Company stock holdings significantly from 2002 to 2008 through purchases in both open market transactions and public offerings by the Company, during which time Mr. McClendon did not sell a single share of the Company’s common stock. His active stock purchasing activities during that time were appreciated by investors and even when both the economy and natural gas prices were simultaneously spiraling downward in the latter part of 2008, Mr. McClendon chose not to sell his Company stock holdings when he could have obtained much higher prices than what he ultimately received as a result of his forced margin sales.

The Board believes it is vital to the Company’s continued success to be able to attract, recruit and retain well-qualified and talented individuals to the positions of executives and directors, and the Board believes that approval of the proponents’ proposal would place restrictions on the Company’s ability to do so. The Board does not believe that the adoption of a policy prohibiting such transactions would benefit the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 5.

VOTING ITEMS 6 AND 7—SHAREHOLDER PROPOSALS REQUESTING AN ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York, 10018, a beneficial owner of 1,142 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the meeting:

RESOLVED, that the shareholders of Chesapeake Energy Corporation (“Chesapeake” or the “Company”) urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by Chesapeake’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Shareholder’s Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value. Those concerns have only increased in the current economic downturn.

A recent SEC rule, which received record support from investors, requires companies to disclose additional information about compensation and perquisites for top executives. In adopting this rule, the SEC made it clear that market forces, not the SEC, should provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation. By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for shareholder approval that would allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Chesapeake’s board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such vote would, we think, provide Chesapeake with useful information about whether shareholders view the Company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, a beneficial owner of 900 shares of the Company’s common stock, has advised us that he intends to submit the following proposal at the meeting:

Resolved:

That the shareholders of CHESAPEAKE ENERGY CORPORATION request its Board of Directors to adopt a policy that provides shareholders the opportunity, at each annual meeting, to vote on an advisory resolution, prepared by management, to ratify the compensation of named-executive officers listed in the proxy statement’s Summary Compensation Table and compensation awarded to members of the Board of Directors as disclosed in the proxy statement.

Shareholder’s Supporting Statement

As a shareholder I am concerned about the levels of compensation afforded our top management and members of the Board of Directors, who are to be independent.

The following table summarizes compensation paid our executives:

	2008	2007	2006
Aubrey McClendon	$100,069,201	$18,764,484	$15,076,860
Marcus Rowland	9,317,160	12,336,572	4,587,287
Steve Dixon	7,049,747	5,031,094	3,175,422
Douglas Jacobson	12,089,727	5,996,631	2,846,026
Mark Lester	7,772,743	9,398,891	3,285,171

During 2008, the non-employee Directors were compensated an average of $673,265.62 which includes the use of corporate aircraft. This is among the highest amounts of compensation for Directors and leads the proponent to ask how anyone being compensated that much can be “independent.”

Late in 2008, our chairman’s 30,217,232 shares were involuntarily sold to meet margin loan requirements. [Many corporations prohibit executives from pledging shares in margin accounts.]

Our board then awarded the chairman a $75,000,000 “well cost incentive award” effective December 31, 2008.

The proxy statement does not disclose the use of an independent compensation consultant but shows that the compensation committee studies the compensation of other energy corporations.

Jerry Levin, former CEO of Time Warner has stated, “I think it is time to relook at exactly how CEO’s are paid.” He blasted the use of comparing compensation of peers in making compensation decisions based on what “another CEO who may not be worth the $10,000,000. he or she is getting.”

It appears that much of the volatility of executive compensation is caused by compensation being based on market prices or crude oil and natural gas—rather than executive performance.

At Chesapeake, the executive compensation feast not only includes entrees of salary and bonus, but adds appetizers, hors d’voeuvres, and desserts which include:

—stock options

—accounting support and financial advisory services,

—retirement plans

—401(k) plan contributions

—supplemental life insurance

—tax reimbursements

—home security

—cultural and sporting event tickets

—restricted stock awards

—country club dues

—use of corporate aircraft

—“Golden Coffins”

—“Golden Parachutes”

—Income Tax Gross-Up Payments

The proponent believes that “enough is enough” and that at Chesapeake, “enough has become too much” and would like to vote on this issue. If you agree, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition to Voting Items 6 and 7

Voting Items 6 and 7 request that the Board adopt a policy to allow an advisory shareholder vote on executive and/or director compensation. This concept is also commonly referred to as “say-on-pay.”

On March 22, 2010, the U.S. Senate Committee on Banking, Housing and Urban Affairs reported out to the Senate the Restoring American Financial Stability Act of 2010 which would, among many other things, amend the Securities Exchange Act of 1934 to require public companies to provide for a non-binding shareholder vote to approve executive compensation in its proxy materials for annual shareholder meetings. A similar provision is contained in The Wall Street Reform and Consumer Protection Act of 2009 passed by the U.S. House of Representatives in December 2009. Because the

Board is unable to predict whether federal legislation will be enacted or the form it might take, the Board believes that it would be premature for the Company to implement an advisory shareholder vote on executive compensation prior to knowing the ultimate disclosure requirements of the Stability Act or any other federal legislation pertaining to say-on-pay. Furthermore, it is important to note that the proponents’ proposals differ in significant ways, demonstrating that the parameters of the advisory vote on executive compensation may take different forms. For example, the Nathan Cummings Foundation proposal excludes the Compensation Discussion and Analysis narrative from the advisory vote, and the Armstrong proposal extends the advisory vote to directors as well as named executive officers. Given that say-on-pay legislation is pending and, as demonstrated by the differences between the Nathan Cummings Foundation proposal and the Armstrong proposal, the form of such future regulation is unclear to all of us, the Board does not believe that it is prudent to support either of these proposals at this time.

In summary, because impending legislation, if passed, will remove any doubt as to the requirements and form of an advisory vote on executive compensation, the Board of Directors believes that approval of these divergent proposals is not in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEMS 6 AND 7.

VOTING ITEM 8—SHAREHOLDER PROPOSAL RELATING TO HYDRAULIC FRACTURING

The Green Century Equity Fund, 114 State Street, Suite 200, Boston, Massachusetts 02109, a beneficial owner of 6,000 shares of the Company’s common stock, the Comptroller of the State of New York, 633 Third Avenue, 31st Floor, New York, New York 10017, as trustee of the New York State Common Retirement Fund, a beneficial owner of 2,296,653 shares of the Company’s common stock, Miller Howard Investments, PO Box 549, 324 Upper Byrdcliffe Road, Woodstock, New York 12498, a beneficial owner of 800 shares of the Company’s common stock, and Sisters of St. Francis of Philadelphia, 600 South Convent Road, Aston, Pennsylvania 19014-1207, a beneficial owner of at least $2,000 worth of the Company’s common stock (collectively, the “proponents”), have advised us that they intend to submit the following proposal at the annual meeting.

Whereas,

Onshore “unconventional” natural gas production requiring hydraulic fracturing, which injects a mix of water, chemicals, and particles underground to create fractures through which gas can flow for collection, is estimated to increase by 45% between 2007 and 2030. An estimated 67-80% of natural gas wells drilled this decade will require hydraulic fracturing.

Fracturing operations can have significant impacts on surrounding communities including the potential for increased incidents of toxic spills, water quantity and quality impacts, and air quality degradation. Government officials in Ohio, Pennsylvania and Colorado have documented methane gas linked to fracturing operations in drinking water. In Wyoming, the US Environmental Protection Agency (EPA) recently found a chemical known to be used in fracturing in at least three wells adjacent to drilling operations.

There is virtually no public disclosure of chemicals used at fracturing locations. The Energy Policy Act of 2005 stripped EPA of its authority to regulate fracturing under the Safe Drinking Water Act and state regulation is uneven and limited. But recently, some new federal and state regulations have been proposed. In June 2009, federal legislation to reinstate EPA authority to regulate fracturing was introduced. In September 2009, the New York State Department of Environmental Conservation released draft permit conditions that would require disclosure of chemicals used, specific well construction protocols, and baseline pre-testing of surrounding drinking water wells. New York sits above part of the Marcellus Shale, which some believe to be the largest onshore natural gas reserve.

Media attention has increased exponentially. A November 11, 2009 search of the Nexis Mega-News library found 1807 articles mentioning “hydraulic fracturing” and environment in the last two years, a 265 percent increase over the prior three years.

Because of public concern, in September 2009, some natural gas operators and drillers began advocating greater disclosure of the chemical constituents used in fracturing.

In the proponents’ opinion, emerging technologies to track “chemical signatures” from drilling activities increase the potential for reputational damage and vulnerability to litigation. We believe uneven regulatory controls and reported contamination incidents compel companies to protect their long-term financial interests by taking measures beyond regulatory requirements to reduce environmental hazards.

Therefore be it resolved,

Shareholders request that the Board of Directors prepare a report by November 1, 2010, at reasonable cost and omitting confidential information such as proprietary or legally prejudicial data, summarizing 1. the environmental impact of fracturing operations of Chesapeake Energy Corporation; 2. potential policies for the company to adopt, above and beyond regulatory requirements, to reduce or eliminate hazards to air, water, and soil quality from fracturing; and 3. other information regarding the scale, likelihood and/or impacts of potential material risks, short or long term, to the company’s finances or operations, due to environmental concerns regarding fracturing.

Shareholder’s Supporting Statement

Proponents believe the policies explored by the report should include, among other things, use of less toxic fracturing fluids, recycling or reuse of waste fluids, and other structural or procedural strategies to reduce fracturing hazards.

Board of Directors’ Statement in Opposition to Voting Item 8

The Board believes strongly that hydraulic fracture stimulation, commonly referred to as fracing, is a proven technology that poses no significant risks to the environment as used in the Company’s operations. Hydraulic fracturing is an integral component of the Company’s day-to-day exploration and production activities, and is especially vital to the development of deep shale natural gas resources. Further, the Company presently provides a significant amount of information regarding the fracing process both on its own website (www.chk.com) and on a dedicated website (www.hydraulicfracturing.com) (the “fracing website”), which is an endeavor undertaken by the Company for the sole purpose of providing detailed information on hydraulic fracturing to the general public.

Hydraulic fracturing has been used in the oil and gas industry since the 1940s and has become a key element of natural gas development worldwide. In fact, fracing is used in nearly all natural gas wells drilled in the U.S. today. Fracing involves pumping a mixture of mostly water and sand with a small percentage (less than 1%) of additives (necessary for such reasons as killing bacteria, reducing friction and preventing mineral buildup) into a producing formation, thereby creating very small fractures. The newly created fractures are “propped” open by the sand, which allows the natural gas to flow from the source rock into the wellbore and up to the surface, where it is collected and prepared for sale. Variables such as the permeability and porosity of the surrounding rock formations and thickness of the targeted formation are studied by geoscientists before the fracing process is conducted. The result is a highly sophisticated and carefully engineered process that creates a network of fractures that are within the targeted deep shale formation. The deep shale formations into which the Company drills typically lie one mile or more below the surface. This means that there are thousands of feet of rock isolating the targeted shale formation from the underground drinking water supply.

The Company’s activities are subject to federal, state and local environmental laws and regulations. This includes regulations, by all states in which the Company operates, on well construction practices to ensure the protection of underground drinking water supply. The measures required by state regulatory agencies in the exploration and production of deep shale gas formations have been very effective in protecting drinking water aquifers from contamination through all stages of the drilling process, including hydraulic fracturing. Current well construction requirements consist of installing multiple layers of protective steel casing surrounded by cement that are specifically designed and installed to protect underground drinking water supplies.

Based on reviews of state agencies, exponentially increasing media attention notwithstanding, there have been no documented cases of drinking water contamination related to hydraulic fracturing; this is especially true of deep shale gas wells. Contrary to the proponent’s statement, the Ohio Department of Natural Resources, the Pennsylvania Department of Environmental Protection, the New Mexico Energy, Minerals and Natural Resources Department, the State Oil and Gas Board of Alabama and the Railroad Commission of Texas have all issued statements refuting media claims of documented connections between groundwater contamination and hydraulic fracturing. Similarly, the Interstate Oil and Gas Compact Commission issued a compilation of statements by 12 of its member states, each affirming that there has been no documented case of damage to underground water sources in connection with hydraulic fracturing. In April 2009, the non-profit Ground Water Protection Council (“GWPC”) released a report stating that the potential for hydraulic fracturing to impact groundwater is extremely remote, as low as one in 200 million. During a December 2009 hearing of the U.S. Senate Committee on Environment and Public Works, two Environmental Protection Agency (“EPA”) officials and one United States Geological Survey member testified that they were not aware of any verified instances of groundwater contamination caused by hydraulic fracturing. Additionally, in a 2004 study, the EPA concluded that the injection of hydraulic fracturing fluids into coalbed methane wells poses little or no risk to underground sources of drinking water. Coalbed methane wells are generally much shallower than the deep shale formations drilled by the Company. On January 15, 2010, U.S. Energy Secretary Steven Chu said, “I think it [fracking] can be done responsibly, and the [EPA] and other agencies will be looking to ensure it’s done safely and responsibly, . . . If [natural gas] can be extracted in an environmentally safe way, then why would you want to ban it?” The EPA recently announced an additional study aimed specifically at hydraulic fracturing.

The proposal requests a report detailing the “environmental impact of fracturing operations” of the Company. The Company has already taken numerous initiatives to provide information to shareholders and the general public on hydraulic fracturing and associated environmental concerns, such as the protection of underground water supplies and water usage. This information can be found on the Company website as well as the fracing website. The Company presently provides numerous materials addressing this topic through the fracing website, including the aforementioned 2004 EPA study, reports by the GWPC and numerous statements from state agencies confirming that there has been no documented connection between hydraulic fracturing and groundwater contamination.

The fracing website provides an overview of the hydraulic fracturing process, existing regulations and practices and environmental concerns. It also provides a list and description of the classes of chemical additives used in the hydraulic fracturing process and Company-specific efforts to protect groundwater resources. The fracing website addresses water usage and includes information on the types of water sources that the Company uses in its fracing operations. In addition to the considerable information provided through the fracing website, the Company also includes specific “fact sheets” on its own website for hydraulic fracturing and water usage at the Company’s operations in the Barnett, Fayetteville, Haynesville and Marcellus shale plays.

The Company further demonstrates its commitment to keep the public informed and reduce potential environmental risks associated with its operations by collaborating with federal, state and local agencies to ensure that its operations are consistent with environmental concerns. As a leader in the U.S. natural gas and oil exploration and production industry, the Company consistently observes best practices that are “above and beyond regulatory requirements.” As an example, the Company recycles the water used in certain of its fracing operations and, in the past year, has made significant progress in its research and development of new methods to advance those recycling efforts. In the Marcellus shale play, the Company recycles nearly all of the produced water generated from these wells.

The Board believes our shareholders should be proud of the leadership demonstrated by the Company in the care with which it conducts its operations, its cooperative relationship with federal and state regulatory agencies, its development of the fracing website, and the attention it has shown to the concerns of the public by holding numerous town hall meetings to address questions raised by citizens and to educate them about our exploration and production activities in their communities.

For the foregoing reasons, the Board believes that the underlying premise of the proposal, that hydraulic fracturing poses significant environmental risks, especially with respect to groundwater, is inconsistent with the conclusions reached by the industry in the last several decades, by the Company in its experience drilling tens of thousands of wells and by government agencies and scientific researchers specifically looking for detrimental effects of hydraulic fracturing. Moreover, a report of the type requested by the proposal would be unnecessarily duplicative of the existing information that the Company has made publicly available and would not likely provide additional value to the Company shareholders. Requiring the Company to duplicate the efforts of independent third-party agencies in regard to whether hydraulic fracturing poses a risk to the environment would be burdensome and an unnecessary diversion of Company resources.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 8.

VOTING ITEM 9—SHAREHOLDER PROPOSAL RELATING TO A SUSTAINABILITY REPORT

The California State Teachers’ Retirement System, 100 Waterfront Place, MS-04, West Sacramento, California 95605-2808, a beneficial owner of 2,088,001 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the annual meeting.

WHEREAS

We believe that sustainability reporting on environmental, social and governance (ESG) business practices makes a company more responsive to the global business environment, an environment with finite natural resources, evolving legislation, and increasing public expectations of corporate behavior. Reporting also helps companies better integrate and gain strategic value from existing corporate social responsibility efforts, identify gaps and opportunities, develop company-wide communications, publicize innovative practices and receive feedback.

Many companies are preparing sustainability reports which provide disclosure on how they are positioning themselves to be viable long-term investments. According to a 2008 KPMG report on sustainability reporting, of the 250 Global Fortune companies, 79% produce reports compared to

52% in 2005. Of the 100 top U.S. companies by revenue, 73% produce reports compared to 32% in 2005. Increasingly, companies are identifying ESG factors relevant to their business and addressing them strategically through sustainability programs and reports.

Transparency on climate change is particularly crucial as it is one of the most financially significant environmental issues currently facing investors. The Intergovernmental Panel on Climate Change’s 2007 report observed that, “taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and increase over time.”

The Carbon Disclosure Project (CDP), representing 475 institutional investors globally with $55 trillion in assets, annually requests disclosure from companies on their climate change management programs. Companies are increasingly providing this climate change disclosure. The response rate to the 2009 CDP for the S&P 500 was 66%, compared to a response rate of 47% to the 2006 survey.

Chesapeake Energy has not prepared a sustainability report and did not respond to the questions presented in the 2009 CDP survey, instead providing limited information on the company’s climate change management efforts.

According to Chesapeake Energy’s 2009 annual report, the company acknowledges that natural gas and oil drilling and producing operations can be hazardous and may expose the Company to environmental liabilities. The 2009 annual report also states that climate-related legislation and other regulatory initiatives may result in compliance obligations with respect to the release, capture and use of carbon dioxide that could have an adverse effect on Company operations.

In a recent Newsweek analysis assessing the environmental performance of companies, Chesapeake Energy ranked 402 out of 500 companies that were considered and ranked 27 out of 31 oil and gas companies that were considered.

RESOLVED

Shareholders request that the Board of Directors issue a sustainability report describing the company’s short- and long-term responses to ESG-related issues, including greenhouse gas emissions data and plans to manage emissions. The sustainability report should also include a company-wide review of policies, practices, and metrics related to ESG issues. The report should be prepared at reasonable cost, omitting proprietary information, and made available to shareholders by November 30, 2010.

Board of Directors’ Statement in Opposition to Voting Item 9

The Board, in performing its oversight role, monitors environmental, social and governance issues that affect the Company’s operations. Nonetheless, the Board believes that preparing and distributing a formal report on such a broad subject would be unduly burdensome and expensive for the Company and its shareholders. The proposal’s request that the Company prepare a sustainability report on the Company’s responses to environmental, social and governance related issues would incorporate virtually all of the Company’s operational activities, from the manner in which the Company undertakes operations to the welfare of the communities in which the Company operates to the compensation of the Company’s employees. Although the Company routinely and necessarily monitors, analyzes and responds to such issues as part of its day-to-day business operations, compiling a summary of such information and providing meaningful analysis and context for such information would distract the Company and siphon off significant resources that could otherwise be employed in producing value for the Company and its shareholders through the development of its natural gas and oil resources.

Moreover, the proposal’s request is so broad that the Board is unsure what information, if any, must be included or should be excluded from a report covering the Company’s responses to any environmental, social and governance issues. The Board believes that the Company’s proxy statement does a thorough job in reporting on the corporate governance business practices of the Company. Additionally, the “Community” section of our website at www.chk.com along with the “Social Responsibility” section of our annual report provide investors with information about the following subjects:

•	Environmental stewardship activities for the protection and maintenance of the environment in which we operate;

•

Efforts to ensure the safety of our employees and the residents of the communities impacted by our operations through the use of the latest technology and with the full commitment of the Company’s management;

•	Promotion of healthy living by its employees; and

•

Support of the communities in which we live and operate through projects such as community and public service improvements, primary and higher education, public safety, health care, youth programs, historical preservation and environmental protection.

The “Media Resources” section of our website provides fact sheets on the processes we employ to locate and extract natural gas and oil and includes a page on greenhouse gas emissions and reductions. In addition, as described in the Statement in Opposition to Voting Item 8, we support a website educating the public on hydraulic fracturing. We produce internal and community publications, available on our website, to educate a variety of audiences about the company’s performance, its operations, environmental efforts and role as a community partner throughout its operating areas. We also include disclosures on climate change in our SEC filings as required by SEC rules and regulations.

Further, the Board believes that the Company’s greenhouse gas and other emissions, and especially any policy relating to the management thereof, is a complex, highly technical issue, and any greenhouse gas reporting must be undertaken with care. Like all oil and gas exploration companies, Chesapeake is presently subject to myriad air pollution and related regulations at the federal, state and local levels in the areas in which it operates, and utilizes significant resources and personnel to ensure compliance with these and other environmental regulations. Although the Board is unable to predict with any certainty the requirements that future environmental regulations may impose on the Company with regard to greenhouse gas and other emissions, the Board will evaluate and oversee, with assistance from the Company’s policy and technical experts, the Company’s full compliance with such future laws at the time they are implemented. With respect to any future climate change laws, which at this point remain speculative, the Company believes that it is well-positioned among its peers to comply with any laws regulating greenhouse gas emissions.

The Board disagrees with the proposal’s inference that the Company produces excessive greenhouse gas emissions. As with almost all industries, the Company has some greenhouse gas emissions from its day-to-day operations. For the Company, they are primarily from the use of internal combustion engines that emit carbon dioxide and from fugitive emissions of methane. However, the entire domestic natural gas industry, which consists of hundreds of companies providing production, processing, transmission and storage and distribution services, accounts for only 3.2% of the country’s total greenhouse gas emissions, according to the Pew Center on Global Climate Change.

As an environmentally conscious corporate citizen, the Company continuously evaluates its operations and has detailed policies, practices and procedures in place to guide our compliance with environmental laws and regulations. Indeed, such ongoing evaluation is an integral part of the Company’s day-to-day business as it endeavors to operate its facilities in a clean, safe, efficient and environmentally acceptable manner.

Currently, the methodologies for determining and establishing carbon emissions from the natural gas industry are too numerous and varied to provide reliable, concrete and accurate information. Furthermore, in the areas in which the Company operates, no federal or state government or regulatory agency has promulgated rules approving or endorsing any specific method of determining carbon emissions. The Company believes that without uniform standards in place, Company reports of carbon emissions lack comparability and credibility. The Company constantly monitors the regulatory landscape for future developments that could impact the Company’s operations.

Further, the Board believes that the Company, as one of the largest producers of natural gas in the U.S., inherently contributes to resolving the country’s long-term dilemma of identifying and utilizing clean, reliable and domestic sources of energy through its production of more than 2.5 billion cubic feet equivalent of natural gas every day. Natural gas is a clean-burning fuel that emits 50% less carbon dioxide than coal and 25% to 30% less carbon dioxide than oil (U.S. Energy Information Administration Independent Statistics and Analysis). Navigant Consulting in its July 2008 North American Natural Gas Supply Assessment estimated that the U.S. has a 120 year supply of natural gas, and additional discoveries and the use of technology to exploit known reservoirs by industry leaders such as the Company have significantly expanded that number.

The Board believes that the domestic natural gas industry will necessarily be an integral part of any comprehensive plan to meaningfully reduce the country’s greenhouse gas emissions and that the Company in particular is well-positioned to play a significant role in answering the challenges of U.S. domestic energy policy in the coming years. Producing a sustainability report describing the Company’s responses to ESG-related issues will not move along that process.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 9.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Senior Vice President, Treasurer and Corporate Secretary

May 12, 2010

EXHIBIT A

CHESAPEAKE ENERGY CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. PURPOSE

Section 1.1 Background. The original Long Term Incentive Plan was approved by shareholders on June 10, 2005, and amendments to the Plan were approved by shareholders on June 9, 2006, June 8, 2007, June 6, 2008 and June 12, 2009.

Section 1.2 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b) allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date. The Plan was effective as of October 1, 2004. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

2. DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which at least 50% of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) the individuals who, as of the later of the date hereof or the last amendment to this Plan approved by the Board, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the later of the date hereof or the last amendment to this Plan approved by the Board whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9 “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.10 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24 “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26 “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27 “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28 “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29 “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31 “SAR” means a Stock Appreciation Right.

Section 2.32 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33 “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3. ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section 10.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed thirty-~~one~~ seven million, five hundred thousand (~~31~~37,500,000) shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed ~~750~~1,000,000 shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed ~~750~~1,000,000 shares.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the

Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards paid in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a Share.

5. RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards. The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section 10.2).

6. PERFORMANCE AWARDS

Section 6.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7. OTHER STOCK AWARDS

Section 7.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8. CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9. FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1 Fundamental Transaction. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 9.2 Change of Control. Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

10. GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine. The purchase of all or any part of the shares subject to any unvested Option or the waiver the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to an involuntary termination pursuant to this Section 10.2 will be limited to 5% of the aggregate number of shares of Common Stock which are available for Awards under the Plan pursuant to Section 3.3 of the Plan.

Section 10.3 Withholding Taxes. A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.4 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.5 Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.6 Code Section 409A. It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.7 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.8 Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.9 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.10 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.10 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.11 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.12 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.13 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.14 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.15 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.16 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 10.17 Supersession. Upon receipt of Board approval or, to the extent required, Shareholder Approval, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

6100 N. WESTERN AVENUE OKLAHOMA CITY, OK 73118

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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M24839-P95249 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE ENERGY CORPORATION

Unless otherwise directed, this proxy will be voted for all nominees listed.

1. Election of Directors

01) Frank Keating 02) Merrill A. Miller, Jr. 03) Frederick B. Whittemore

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Company Proposals—The Board of Directors recommends a vote FOR Proposals 2 and 3.

For Against Abstain

2. To approve an amendment to our Long Term Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Shareholder Proposals—The Board of Directors recommends a vote AGAINST Proposals 4-9.

4. Shareholder proposal relating to annual cash bonuses to named executive officers.

5. Shareholder proposal regarding executive participation in derivative or speculative transactions involving the Company’s stock.

6. Shareholder proposal requesting an advisory shareholder vote on executive compensation.

7. Shareholder proposal requesting an advisory shareholder vote on executive and director compensation.

8. Shareholder proposal relating to hydraulic fracturing.

9. Shareholder proposal relating to sustainability report.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.chk.com/proxy.

M24840-P95249

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

6/11/2010 10:00 AM

The undersigned hereby appoints Aubrey K. McClendon, with full power of substitution, proxy to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote, if personally present, at the Company’s Annual Meeting of Shareholders to be held on Friday, June 11, 2010, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

6100 N. WESTERN AVENUE OKLAHOMA CITY, OK 73118

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2010. Have your voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2010. Have your voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M24841-P95249 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CHESAPEAKE ENERGY CORPORATION

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Trustee is directed to vote as specified below. If no direction is made, if the card is not signed, or if the card is not received by June 9, 2010, the shares credited to the account will be voted in the same proportion as the Plan shares of other participants for which the trustee has received proper voting instructions.

1. Election of Directors

01) Frank Keating 02) Merrill A. Miller, Jr. 03) Frederick B. Whittemore

Company Proposals—The Board of Directors recommends a vote FOR Proposals 2 and 3.

For Against Abstain

2. To approve an amendment to our Long Term Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Shareholder Proposals—The Board of Directors recommends a vote AGAINST Proposals 4-9.

4. Shareholder proposal relating to annual cash bonuses to named executive officers.

5. Shareholder proposal regarding executive participation in derivative or speculative transactions involving the Company’s stock.

6. Shareholder proposal requesting an advisory shareholder vote on executive compensation.

7. Shareholder proposal requesting an advisory shareholder vote on executive and director compensation.

8. Shareholder proposal relating to hydraulic fracturing.

9. Shareholder proposal relating to sustainability report.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

YOUR VOTE IS IMPORTANT!

Please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Meeting. If you do not mark how you wish to vote, do not sign the card on the reverse side or if this card is not received by June 9, 2010, the shares credited to this account will be voted in the same proportion as the Plan shares of other participants for which the trustee has received proper voting instruction.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.chk.com/proxy.

M24842-P95249

This voting instruction form is sent to you on behalf of The Principal Financial Group as Trustee of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan. Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope.

As a participant in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, (the “Plan”), I hereby direct The Principal Financial Group as Trustee, to vote all shares of Common Stock of Chesapeake Energy Corporation represented by my proportionate interest in the Plan at the Chesapeake Energy Corporation Annual Meeting of Shareholders to be held on Friday, June 11, 2010, at 10:00 a.m. and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting.

Only the trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.